Exhibit 99.1

APPENDIX 4E – PRELIMINARY FINAL REPORT FOR THE PERIOD ENDED 1 JANUARY 2023

1.	Company Details

Name of entity: Revasum, Inc.

ARBN: 629 268 533

Reporting Period: Fiscal period ended 1 January 2023

Previous Corresponding Period: Fiscal period ended 2 January 2022

2.	Results for Announcement to the Market

	1 Jan 2023	2 Jan 2022	Movement Up/(Down)
	US$’000	US$’000	US$’000%

Revenue from ordinary activities	14,749	13,710	1,039	8%
Gross profit	4,403	4,843	(440)	(9%)
Operating loss	(7,895)	(5,244)	(2,653)	(51%)
Loss from ordinary activities after tax attributable to members of the parent entity	(8,933)	(1,965)	(6,968)	(355%)

3.	Review of Operations and Financial Results

Refer to the accompanying Annual Financial Report for the Consolidated Statement of Profit or Loss and Other Comprehensive Income, Consolidated Statement of Financial Position, Consolidated Statement of Changes in Equity, Consolidated Statement of Cash Flows and accompanying notes.

Also refer to the Operational Update and Directors’ Report in the accompanying Annual Financial Report and accompanying announcement for further details and commentary on the results.

4.	Dividends

No dividends have been paid or are proposed to be paid by Revasum, Inc. for the fiscal period ended 1 January 2023 (2 January 2022: $Nil).

5.	Net Tangible Assets per share:

	1 Jan 2023	2 Jan 2022
Net tangible assets per share (US$ per share)	0.05	0.11

6.	Control Gained or Lost over Entities

During the fiscal period, no control was gained or lost over entities.

7.	Details of Associates and Joint Venture Entities

The Group has no investments in associates or joint ventures during the reporting period.

8.	Accounting Standards

The annual financial report has been compiled using Australian Accounting Standards and Interpretations issued by the Australian Accounting Standards Board (“AASB”).

9.	Audit Status

The Revasum, Inc. annual financial report for the fiscal period ended 1 January 2023 has been subject to audit by our external auditors, BDO Audit Pty Ltd. A copy of the independent audit report to the members of Revasum, Inc. is included in the accompanying annual report.

Kevin Landis (Chairman and Non-Executive Director)

1 March 2023

REVASUM, INC.

A DELAWARE CORPORATION

ARBN 629 268 533

ANNUAL FINANCIAL REPORT

FOR THE PERIOD ENDED

1 JANUARY 2023

TABLE OF CONTENTS

Corporate Directory	2
Chairman’s Letter	3
Operational Update	5
Directors’ Report	7
Consolidated Statement of Profit or Loss and Other Comprehensive Income	13
Consolidated Statement of Financial Position	14
Consolidated Statement of Changes in Equity	15
Consolidated Statement of Cash Flows	16
Notes to the Consolidated Financial Statements	17
Directors’ Declaration	42
Independent Auditor’s Report	43
Additional Shareholder Information	46

Revasum, Inc.

CORPORATE DIRECTORY

Company

Revasum, Inc. 825 Buckley Road

San Luis Obispo, 93401 USA Phone: +1 (805) 541 6424

Website: www.revasum.com

Directors

Kevin Landis	Chairman, Non-Executive Director
Ryan Benton	Non-Executive Director
Paul Mirabelle	Independent Non-Executive Director

Company Secretary

Bruce Ray

Australian Securities Exchange Representative

Jarrod White

United States Registered Office

c/o Incorporating Services Ltd
3500 South Dupont Highway
Dover, Delaware 19901 USA

Australian Registered Office

c/o Company Matters Pty Limited
Level 12, 680 George Street
Sydney, NSW 2000 Australia

United States Legal Adviser

Troutman Pepper Hamilton Sanders LLP 5 Park Plaza

Suite 1400

Irvine, CA, 92614 USA

Australian Legal Adviser

Maddocks

Angel Place Level 27 123 Pitt Street

Sydney, NSW 2000 Australia

Share Registries

Link Market Services	American Stock Transfer and Trust Company, LLC
Level 12, 680 George Street	6201, 15th Avenue
Sydney, NSW 2000 Australia	Brooklyn, NY 11219 USA
Telephone: +61 1300 554 474	Telephone: +1 (718) 921 8386

Securities Exchange Listing

Revasum, Inc. (ASX Code: RVS)

Chess Depository Interests (“CDIs”) over shares of the Company’s common stock are quoted on the Australian Securities Exchange. One CDI represents one fully paid share in the Company.

Revasum, Inc.

CHAIRMAN’S LETTER

Fellow Shareholders,

While the global economy slowed to its lowest rate of growth since 2001 and inflation rose precipitously in 2022, Revasum successfully leveraged its position as a leading supplier in the growing Silicon Carbide (SiC) semiconductor market to expand its business during this challenging period.

Facing global supply chain disruptions, the company was able to qualify new suppliers and components and ship finished product to our global customer base to support their business growth. I am proud of the progress the team achieved during FY22 and optimistic about the company’s future opportunities in the high growth SiC semiconductor market.

We are one of only a few companies globally with grinding and polishing technology designed specifically for SiC, a material that is difficult to process. It is core to our business strategy, and we remain committed to harnessing our extensive design and engineering expertise to meet our clients’ needs. Our sales order backlog of US $7.85 million as of 27 February 2023 reflects the strength of SiC industry demand and our ability to capture orders. Longer term, customers continue to announce plans to significantly increase their manufacturing capacity of SiC and their forecasts represent significant growth opportunities for the company.

Revasum expanded its installed base of 6EZ SiC Chemical Mechanical Polishing (CMP) equipment shipping multiple tools to leading SiC wafer manufacturers in Europe and the United States. This is a significant achievement confirming that our technology works to its advanced specifications and solidifies our market leading position for SiC equipment. While prior tool shipments were configured for 150mm production and are operating in high volume production for this wafer size, Revasum received multiple orders for 200mm conversion kits in 2022. This paves the way for wider adoption of the 6EZ as the industry transitions to higher volume production enabled by a more cost-effective wafer manufacturing size.

7AF-HMG grinder sales were robust in 2022. Continued repeat orders from existing customers demonstrate the robustness of this equipment in high volume manufacturing operations. Revasum shipped multiple 7AF-HMG tools configured with Recipe Controlled Head Angle (RCHA) capability. This feature replaces manual head angle adjustments, improving accuracy and reducing the time required for routine maintenance. In addition to SiC wafering production lines, the 7AF-HMG was also sold into multiple GaN and SiC wafer back-grinding applications. Wafer back grinding is done after device fabrication and typically requires the removal of significantly more material than in wafer manufacturing. This results in longer grind times and therefore a greater number of tools for a given production capacity.

We are happy to report a return to growth. Total revenue was US$14.7 million for FY22 up 7.6% on FY21 (US$13.7 million). Despite the aforementioned supply chain disruptions and global economic slowdown Revasum was able to modestly grow tool revenue. In addition, our focus on further diversifying our revenue streams was achieved with spare parts, upgrades and consumables revenue streams up 14% year on year to US$7.1 million, representing 48% of total revenue. With continued momentum in the SiC industry, a robust sales order backlog, and a strong leadership team in place, we are confident that the growth momentum will continue in 2023 and beyond.

We finished the fiscal year with US$0.9 million of cash in the bank. Subsequent to year end, the company entered into an agreement to further strengthen its balance sheet and has sufficient working capital to execute our business plan in 2023 and beyond.

Looking forward, the fundamentals underpinning Revasum’s markets remain very attractive:

•

Our technology is a critical part of the supply chain for the manufacture of electric vehicles (EV), 5G and solar products. While these end markets contribute to the significant growth in SiC demand, the EV industry has been particularly influential and represents the most significant growth opportunity. For EVs, automakers are switching to SiC inverters, for their superior electrical properties, which results in reduced EV weight, faster charging and greater driving ranges. As automakers switch to SiC inverters for EVs, demand for SiC is expected to increase exponentially.

Revasum, Inc.

CHAIRMAN’S LETTER

•

Global semiconductor fab equipment spending is a nearly US$100 billion market. While growth in 2022 failed to meet expectations in the face of a global economic slowdown, intense geopolitical focus on this industry and numerous new fab facility announcements by major suppliers in 2022 suggest a return to higher growth rates in the coming years.

Revasum’s leadership team was significantly strengthened in 2022. In May, Dr. Fred Sun joined the company as Vice President of Process Technology. Dr. Sun’s decades of experience in CMP technology have enabled the company to accelerate our development activity both in terms of the evaluation of slurry and pad materials for use in the 6EZ CMP tool, as well as in the development of system parameters and processes to achieve improved process speeds and tighter product specification results.

In August, Scott Jewler joined Revasum as President and Chief Executive Officer. Mr Jewler brings over 30 years of experience in the semiconductor industry. Scott has led engineering, marketing, sales, and corporate develop organizations in large multinational companies and been a founder and CEO of a start up equipment supplier to the industry.

In September, Bruce Ray joined Revasum as Chief Financial Officer. Mr. Ray most recently served as CFO of Cannon Corporation, a leading engineering consulting company. Mr. Ray has held additional CFO roles in the media and communication field following various financial positions in the electronics and semiconductor industry.

We have had a very busy and successful year in 2022, and none of it would have been possible without the world-class team we have in place. I would like to thank my fellow directors for their counsel and advice over the past year. In addition, I want to thank all our employees for their commitment and professionalism.

Finally, I would like to take this opportunity to thank all our shareholders for their continued support. We look forward to providing updates on further progress and continuing to grow shareholder value.

Kevin Landis

Chairman and Non-Executive Director

1 March 2023

San Jose, California

Revasum, Inc.

OPERATIONAL UPDATE

FISCAL PERIOD ENDED 1 JANUARY 2023 HEADLINES

•	Total revenue US$14.7M (FY21: US$13.7M), an increase of 8% year on year (YOY)
•	Other revenue of US$7.1M (FY21: US$6.2M), an increase of 15% YOY
•	Gross margin of 29.9% (FY21: 35.3%)
•	Equipment gross margin of 26.1% (FY21: 23.8%), an increase of 2.3% YOY
•	EBITDA loss of US$5.2M (FY21: US$3.2M loss)
•	Total backlog of US$8.0 million as of 26 January 2023
•	Equipment backlog of US$5.3 million as of 26 January 2023
•	Other revenue backlog of US$2.7 million as of 26 January 2023

Revenue and Robust Sales Order Backlog

Total revenue for FY22 is US$14.7 million (FY21: US$13.7 million), of which US$7.6 million (FY21: US$7.5 million) is equipment revenue and US$7.1 million (FY21: US$6.2 million) is other revenues – including spares, service and other revenue streams. The increase in other revenue of 15% represents the second consecutive year of significant growth for this revenue stream – with a 13% increase also seen in FY21. This reflects the strategic focus to expand other revenues to provide more consistent cash flow on an ongoing basis.

The total sales order backlog of US$8.0 million as of 26 January 2023 (US$8.7 million as of 18 January 2022) reflects consistent demand for Revasum’s equipment. We continued to take orders for our 7AF-HMG Grinder and saw strong evaluation activity on the 6EZ SiC Polisher.

Executive Leadership Appointments

During the fiscal year Scott Jewler was appointed to the roles of President and Chief Executive Officer (CEO). Mr. Jewler brings over 25 years of successful semiconductor industry and executive management experience to the Company.

Prior to joining Revasum, Mr. Jewler held various executive leadership poisitions with responsibility for corporate strategy, product line management, technology development, operations and sales at semiconductor industry leaders including Mitsubishi Chemical Group, Amkor Technology, Ultractec (now Veeco) and GlobalFoundries. Mr. Jewler has extensive experience building businesses and managing operations in Asia and North America. He holds seven patents and is the author of numerous articles on semiconductor chip industry trends and manufacturing technology.

Mr. Bruce Ray was also appointed to the role of Chief Financial Officer (CFO). The appointment further strengthens the technical expertise of Revasum’s executive team, complementing the skills of new President and CEO Scott Jewler.

Mr Ray has more than 25 years' strategic planning, financial analysis, and operations management experience within high-tech, manufacturing, and digital media businesses. He has held CFO and Director of Finance roles at engineering consultancy firm Cannon Corporation, NASDAQ-listed advanced positioning solutions company Trimble Navigation (TRMB), digital publisher Sanluisobispo.com, and internet and broadband provider EXCITE@HOME. Earlier in his career, Mr Ray held senior finance positions at Intel Corporation, Nissan Motor Corporation and Mars Incorporated.

Revasum, Inc.

OPERATIONAL UPDATE

Process Development and Product Offering Update

As 150mm silicon carbide wafer manufacturing volumes increased significantly over the past year, process yield and tool availability have become the top priorities for our customers. The company initiated a yield engineering task force in 2022 and has begun the release of hardware and software upgrades to maintain best in class performance. Mr. Bruce Ray, CFO, was assigned additional responsibility for field service engineering and will focus on building out the company's capabilities to better track and manage performance of tools in the field and deliver improved service levels to our customers.

200mm silicon carbide wafer manufacturing volume is also accelerating and Revasum 7AF-HMG grinders are running high volume production on these larger wafers. Multiple 200mm SiC wafer grinding demonstrations were accomplished in 2022 demonstrating the ability of this tool to meet and exceed customer requirements.

Multiple orders for 200mm conversion kits for the 6EZ polisher have been received and will ship in 2023. Revasum's proprietary VIPRR polishing head design enables the highest process down force in the industry. This higher downforce combined with the most advanced slurries enables faster removal rates and higher productivity.

In 2022, the company also completed a reassessment and redesign of the Tolosa product that is planned for release in 2024. Leveraging the proven 6EZ polish engine, Tolosa is expected to deliver best in class productivity, reduced cost of consumables, and superior total cost of ownership to our customers.

Semiconductor Capital Equipment & SiC Market Update

In 2022, multiple leading silicon carbide wafer manufacturers announced investments in large new facilities. These new facilities will begin to come online in 2024 and are expected to drive a significant increase in demand for wafer manufacturing equipment Including Revasum's grinders and polishers.

The industry is in the early stages of the EV replacement cycle of the internal combustion engine and growth rates for SiC devices of 35%-40% per year are projected for the next 5 years by most analysts. Silicon carbide wafers, which contribute as much as 35% of the cost of goods sold for a SiC device is expected to remain an area of intense technology focus and investment.

1 https://www.semi.org/en/news-media-press/semi-press-releases/power-and-compound-fab-capacity-projected-to-top-record-10-million-wafers-per-month-in-2023-semi-reports

2 SEMI 2021 Mid-Year Equipment Forecast & SEMI World Fab Forecast Q221 Update

Revasum, Inc.

DIRECTORS’ REPORT

The directors present their report for Revasum, Inc. (“Revasum” or “Company”) together with the financial statements on the Consolidated Entity (referred to hereafter as the “Consolidated Entity” or “Group”) consisting of the Company and its subsidiary for the fiscal period ended 1 January 2023 and the auditor’s report thereon.

DIRECTORS

The following persons were directors of the Company during the whole of the fiscal period and up to the date of this report, unless otherwise stated:

Kevin Landis	Chairman, Non-Executive Director
Ryan Benton	Independent Non-Executive Director
Paul Mirabelle	Independent Non-Executive Director
Rebecca Shooter-Dodd	Executive Director (Resigned 23 May 2022)

PRINCIPAL ACTIVITIES

Revasum designs, manufactures, and markets a portfolio of semiconductor processing equipment. The Group’s product portfolio includes grinding, polishing and chemical mechanical planarization (CMP) equipment (also referred to as ‘‘systems”) used to manufacture substrates and devices for the global semiconductor industry.

The systems that Revasum manufactures are a key part of the production chain in manufacturing and processing wafers sized 200mm and below that are used to make microchips, sensors, LEDs, RF devices and power devices which are commonly used in connected IoT devices, cellphones, wearables, automotive, 5G and industrial applications.

No significant change in the nature of these activities occurred during the fiscal period.

REVIEW OF OPERATIONS AND FINANCIAL RESULTS

Revenue for the period ended 1 January 2023 increased by 8% to $14.75 million (2 Jan 2022: $13.71 million), including systems revenue of $7.67 million (2 Jan 2022: $7.51 million).

For the period ended 1 January 2023, the net loss was $8.93 million (2 Jan 2022: $1.97 million).

GOING CONCERN

The consolidated financial statements of the Group have been prepared on a Going Concern basis, which indicates the continuity of business activities and realization of assets and settlement of liabilities in the normal course of business.

As disclosed in the consolidated financial statements, the consolidated entity’s loss after income tax for the period ended 1 January 2023 was $8.93 million (2 January 2022: $1.97 million) and the consolidated entity’s net cash outflows from operating activities for the period ended 1 January 2023 were $8.05 million (2 January 2022: $2.22 million). As at the fiscal period end date, the consolidated entity has net current assets of $3.59 million (2 January 2022: $9.43 million) and total net assets of $7.99 million (2 January 2022: $15.82 million).

During the fiscal period, the Group’s net operating cash flows exceeded normal levels due to a reduced amount of operating cash receipts, largely due to a delay in the shipment of equipment to customers as a result of supply chain delays for critical components. As at the date of authorization of these financial statements, there are currently $7.8 million in confirmed backlog orders being processed (of which $1.8 million has been collected as customer deposits prior to year-end), that have experienced delays in shipment of final product, as a result of such critical component delivery delays. Upon shipment of the equipment the Group anticipates a significant increase in cash receipts from customers. The net cash outflows have been further exacerbated by inventory purchases in advance in order to manage further supply chain delays.

Also during the fiscal period, the Group secured a growth capital facility from SQN Venture Partners, LLC (‘SQN’ or ‘Lender’). The facility will provide up to $8.0 million in debt financing with $5.0 million already received in the first tranche at the close of documentation. The additional $3.0 million was to be available to the Group upon achieving YTD Purchase Orders for the 7AF- HMG and 6EZ of at least $12.0 million by 30 September 2022. The Group did not meet the Purchase Order threshold as of the deadline and the second tranche was forfeited. As of 2 September 2022, the Group had also not met its 6 months liquidity covenant, calculated as the Group’s unrestricted cash divided by its average three-month cash burn, and as such disclosed the breach to the ASX. To date, the Lender has not issued a formal breach notice in respect to these covenants. The Group continues to work closely with SQN with regards to the lending facility and the Group’s ongoing operations.

As a result of these matters, there is a material uncertainty related to events or conditions that may cast significant doubt on whether the Group will continue as a going concern and, therefore, the Group may be unable to realize its assets and discharge its liabilities and commitments in the normal course of business and at the amount stated in the financial report.

Revasum, Inc.

DIRECTORS’ REPORT

At the date of authorization of this report, the Directors are of the opinion that there are reasonable grounds to expect that the Group’s operational and financial performance will improve and will be able to continue as a going concern. As such, the financial report has been prepared on a going concern basis. In arriving at this conclusion, the Directors considered a number of factors which are described below.

With regards to the 6EZ Silicon Carbide Polisher, 2 tools have now been shipped to a key market participant in Europe. A further tool was shipped to one of the largest players in the Silicon Carbide market in 2H 2022 as part of an equipment exchange agreement. In addition to this, the Group has been able to demonstrate impressive process results to many of the world’s leading wafer and device manufacturers. The Directors note that process results achieved clearly evidence the value of the system. The quality of the wafers being produced will result in a lower cost per wafer for customers, along with the prospect of device yield improvements. The Group is in advanced discussions with a number of further customers and has provided detailed proposals as at the date of authorization of the financial report.

The Group secured $0.75 million of additional working capital via a note purchase agreement with its majority shareholder on 14 November 2022. On 8 February 2023 the Group entered into a non-binding term sheet with SQN and Firsthand Capital Management (‘Firsthand’) setting out terms for an additional US $2.0 million and amendments to the Note and Security Agreement between SQN and Revasum. Further to this, On 27 February 2023 the Group entered into an additional note purchase agreement with its major shareholder, Firsthand Firsthand Technology Opportunities Fund to secure additional bridge financing for the Company on the same terms as the promissory note issued in November 2022. Under the Note Purchase Agreement, the Company will issue a US$250,000 promissory note to Firsthand. Refer to Note 22 – Events After the Reporting Period for further information. Revasum continues to work closely with SQN and Firsthand as the Group looks at longer-term financing options.

During the fiscal period, Scott Jewler was appointed as the new President & CEO of the Group. Since joining the Group Scott has been reviewing the business model and Group structure and has initiated a re-organization in order to best position the Group to achieve its FY2022 and FY2023 goals while improving financial efficiency. The reorganization will involve significant streamlining in all areas of the Group in order to improve efficiency and preserve cash.

Bruce Ray was appointed as the new CFO of the Group, during the fiscal period. Since joining Bruce has been reviewing the Group’s cost structure, assisting Mr. Jewler in re-organizing the Group, leading FY2023 and long-term financial planning efforts, and working closely with Mr. Jewler on recapitalization.

If the Directors are unsuccessful in achieving the above plans, or additional funds are required, alternative measures would be pursued which would include:

•

Raising additional funds via either equity or debt. The Group has a successful track record of being able to raise both equity and debt financing and is in discussions in respect to raising additional funds as at the date of authorization of the financial report; and

•	Curtailing materially, if necessary, the Groups ongoing operating costs, in addition to the re-organization already initiated subsequent to the fiscal period end.

The Directors are of the opinion that the Group will be successful in managing the above matters and accordingly, they have prepared the financial report on a going concern basis. At this time, the Directors are of the opinion that no asset is likely to be realized for an amount less than the amount at which it is recorded in the consolidated financial report as of 1 January 2023.

Accordingly, no adjustments have been made to the financial report relating to the recoverability and classification of the asset carrying amounts or the amounts and classification of liabilities that might be necessary should the Group not continue as a going concern.

SIGNIFICANT CHANGES IN THE STATE OF AFFAIRS

There were no significant changes in the state of affairs of the Group during the fiscal period.

DIVIDENDS

No dividends were paid or proposed during the period ended 1 January 2023 and the Company does not intend to pay any dividends for the fiscal period (2 Jan 2022: $Nil).

PRESENTATION CURRENCY

The functional and presentation currency of the Group is United States Dollars. The financial report is presented in United States Dollars with all references to dollars, cents or $’s in these financial statements presented in US currency, unless otherwise stated.

Revasum, Inc.

DIRECTORS’ REPORT

ROUNDING OF AMOUNTS

Unless otherwise stated, amounts have been rounded to the nearest thousand United States Dollars.

JURISDICTION OF INCORPORATION

The Company is incorporated in the State of Delaware, United States of America and is a registered foreign entity in Australia. As a foreign company registered in Australia, the Company is subject to different reporting and regulatory regimes than Australian companies.

DELAWARE LAW, CERTIFICATE OF INCORPORATION AND BYLAWS

As a foreign Company registered in Australia, the Company will not be subject to Chapters 6, 6A, 6B and 6C of the Corporations Act dealing with the acquisition of shares (including substantial shareholdings and takeovers). Under the provisions of Delaware General Corporation Law (“DGCL”), shares are freely transferable subject to restrictions imposed by US federal or state securities laws, by the Company’s certificate of incorporation or bylaws, or by an agreement signed with the holders of the shares at issue. The Company’s amended and restated certificate of incorporation and bylaws do not impose any specific restrictions on transfer. However, provisions of the DGCL, the Company’s Certificate of Incorporation and the Company’s Bylaws could make it more difficult to acquire the Company by means of a tender offer (takeover), a proxy contest or otherwise, or to remove incumbent officers and Directors of the Company. These provisions could discourage certain types of coercive takeover practices and takeover bids that the Board may consider inadequate and to encourage persons seeking to acquire control of the Company to first negotiate with the Board. The Company believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

MATTERS SUBSEQUENT TO THE END OF THE FISCAL PERIOD

On 8 February 2023, the Company entered into a non-binding term sheet with SQN Venture Partners LLC and Firsthand Capital Management, setting out the terms upon which Firsthand agrees to invest up to an additional US$2.0 million and the parties agree to amend the Note and Security Agreement between SQN and Revasum in relation to the current growth capital facility. In conjunction with this, SQN agreed to waive all existing defaults under the growth capital facility, extend the interest only period and return the interest payable to the pre-default interest rate.

On 27 February 2023, the Company entered into an additional note purchase agreement with its major shareholder, Firsthand Technology Opportunities Fund to secure additional bridge financing for the Company on the same terms as the promissory note issued in November 2022 (see Note 16). Under the Note Purchase Agreement, the Company will issue a US$250,000 promissory note to Firsthand. The promissory note is unsecured and subordinated to SQN’s Growth Capital Facility.

No other matter or circumstance has arisen since 1 January 2023 that has significantly affected, or may significantly affect the Group’s operations, the results of those operations, or the Group’s state of affairs in future fiscal years.

LIKELY DEVELOPMENTS AND EXPECTED RESULTS OF OPERATIONS

The Group’s core growth strategy involves continuing its strong market-driven product development focus in order to continue to capitalize on strong growth in demand for 200mm substrate and device fabrication capacity. The Group’s growth strategy also includes:

1.	Increasing sales, marketing and product demonstration capabilities to secure new customers and help expedite the conversion of existing pipeline customers;
2.	Expanding the product portfolio which in turn increases the addressable market size; and
3.	Continuing two customer-led product development projects, which are expected to add incremental sales and further enable Revasum to capitalize on key market trends.

CORPORATE GOVERNANCE

The Company, as a Delaware incorporated corporation listed on the ASX, seeks to achieve substantive compliance with the governance recommendations set out in the ‘Corporate Governance Principles and Recommendations 4th Edition’, published by the ASX Corporate Governance Council (the ASX Principles). The Company’s Corporate Governance Statement can be viewed at https://investors.revasum.com/investor-centre/.

Revasum, Inc.

DIRECTORS’ REPORT

ENVIRONMENTAL REGULATION

The Group is not subject to any significant environmental regulation under United States of America legislation. The Group is committed to the sustainable management of environmental, health, and safety (EHS) concerns as a core business principle. This includes ensuring compliance with all applicable government standards and regulations and providing a safe and healthy workplace, while reducing our environmental footprint. We integrate health, safety, and environmental considerations into all aspects of our business, including product design and services, to provide productive and responsible solutions by:

•	Striving for zero accidents through the application of an EHS Management System;
•	Implementing pollution prevention control strategies; and
•	Committing to continual improvement for our customers, Company, and personnel of the Group.

The Board of Directors considers that adequate systems are in place to manage the Group’s obligations and is not aware of any breach of environmental requirements as they relate to the Group.

SHARE OPTIONS AND RESTRICTED STOCK UNITS

Options to acquire shares and restricted stock units to be issued shares (“RSUs”) in the Company were granted both during the period, and also subsequent to the fiscal year end. The number of options and RSUs outstanding as at the date of this report, and all other movements in share options and RSUs, are disclosed in Note 19 to the financial statements.

SECURITIES ON ISSUE

The Company has the following securities on issue as of 1 January 2023:

Shares of common stock	106,267,204 (of which 105,019,112 are held as CDIs)

Options to acquire shares of common stock	5,257,112

Restricted Stock Units	81,405

INFORMATION ON DIRECTORS

Kevin Landis

Chairman, Non-Executive Director

Experience and expertise:

Kevin joined the Board in 2016 and is the CEO and CIO of Firsthand Capital Management, an investment management firm he founded in 1994. Firsthand Capital Management is the investment adviser to Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC), a publicly traded venture capital fund. Kevin has over two decades of experience in engineering, market research, product management and investing in the technology sector. Kevin is Firsthand’s nominee director to the board of Revasum, Inc.

Special responsibilities:	Member of the Audit and Risk Committee. Chairman of the Remuneration and Nomination Committee.

Other directorships:	Non-executive director of Pivotal Systems Corporation (ASX: PVS).

Ryan Benton

Non-Executive Director

Experience and expertise:

Ryan joined Revasum as CFO in September 2018 bringing over 25 years of finance, operations, and transaction experience. Ryan resigned from this role in November 2020, and now serves as CFO of Tempo Automation (NASDAQ: TMPO). Prior to this role, he served as CFO of BrainChip Holdings Ltd (ASX: BRN) and CEO and Board Member at Exar Corporation (NYSE: EXAR), which was acquired by MaxLinear Corporation (NASDAQ: MXL) in May 2017. Previous roles included senior and consulting positions at ASM International NV (NASDAQ: ASMI), and eFunds Corporation (NASDAQ: EFDS).

Special responsibilities:	Member of the Audit and Risk Committee. Member of the Remuneration and Nomination Committee.

Other directorships:	Non-executive director and Audit Committee Chairman of Pivotal Systems Corporation (ASX: PVS) and ACE Convergence Acquisition Corporation (NASDAQ: ACEVU).

Revasum, Inc.

DIRECTORS’ REPORT

Paul Mirabelle

Independent Non-Executive Director

Experience and expertise:

Paul is a business executive based in Australia with extensive leadership experience across both private and public companies, specializing in strategy, international growth, mergers and acquisitions, and private equity-backed ventures. Paul has extensive commercial experience, most recently as Asia Pacific Regional Director at Amplifon, the global leader in audiology, a role he has held since 2010.

Special responsibilities:	Chairman of the Audit and Risk Committee. Member of the Remuneration and Nomination Committee.

Other directorships:	Independent non-executive director of Vita Group Limited (ASX: VTG).

DIRECTORS’ INTEREST IN EQUITY INSTRUMENTS OF THE COMPANY

The directors of the Group are shown together with their holdings of common stock, options and RSUs, held directly or indirectly:

	Direct		Indirect
	Common Stock	Options/RSUs	Common Stock	Options/RSUs
Kevin Landis	-	-	-	-
Ryan Benton	600,088	2,046,405	-	-
Paul Mirabelle	38,572	275,000	-	-
	638,660	2,321,405	-	-

REMUNERATION REPORT

EXECUTIVE COMPENSATION

This section discusses the principles underlying our policies and decisions with respect to the compensation of our named executive officers, and all material factors relevant to an analysis of these policies and decisions. Our named executive officers for the fiscal period ended 1 January 2023 were:

•	Scott Jewler President & Chief Executive Officer (appointed 25 July 2022)
•	Rebecca Shooter-Dodd President & Chief Executive Officer (resigned 23 May 2022)

COMPONENTS OF EXECUTIVE COMPENSATION

The principal components of our executive compensation are base salary, cash bonuses and long-term incentives. Our Remuneration and Nomination Committee consider that each component of executive compensation must be evaluated and determined with reference to competitive market data, individual and corporate performance, our recruiting and retention goals and other information we deem relevant.

Our executive officers are also eligible to participate in our 401(k)-retirement plan.

The terms of each named executive officer’s compensation are derived from the employment agreements the Company has entered into with them.

The components of the executive compensation packages for our named executive officers for the fiscal period were as follows:

Scott Jewler – President & Chief Executive Officer (appointed 25 July 2022)

Mr. Jewler received a fixed remuneration package of US$286,000 per annum. Mr. Jewler was also eligible to participate in various customary employee benefit programs maintained by Revasum and is eligible for an annual discretionary bonus as determined by the Board or the Remuneration and Nomination Committee.

Rebecca Shooter-Dodd – President & Chief Executive Officer (resigned 23 May 2022)

Ms. Shooter-Dodd received a fixed remuneration package of US$300,000 per annum. Ms. Shooter-Dodd was also eligible to participate in various customary employee benefit programs maintained by Revasum and is eligible for an annual discretionary bonus as determined by the Board or the Remuneration and Nomination Committee.

Revasum, Inc.

DIRECTORS’ REPORT

The following table sets out the executive compensation (excluding share options and RSUs issued) paid to our named executive officers under the above employment contracts during the fiscal period ended 1 January 2023:

Executive Officer	Base Salary (Gross $)	Cash Bonus $	401(K) $	Total $

Scott Jewler	123,108	-	-	123,108
Rebecca Shooter-Dodd	138,462	60,000	-	198,462
	$261,570	$60,000	$-	$321,570

NON-EXECUTIVE DIRECTORS’ COMPENSATION

The non-executive directors for the fiscal period ended 1 January 2023 were as follows:

•	Ryan Benton Non-Executive Director;
•	Kevin Landis Chairman & Non-Executive Director; and
•	Paul Mirabelle Independent Non-Executive Director.

The following table sets out the compensation (excluding share options and RSUs issued) paid to each of our non-executive directors during the fiscal period ended 1 January 2023, which does not include Mr. Landis, who did not receive compensation for his service as a director:

Non-Executive Director	Directors' Fees ($)
Ryan Benton	$60,000
Paul Mirabelle	60,000
$120,000

The Company has entered into non-executive director agreements with Mr. Benton and Mr. Mirabelle whereby they are entitled to receive US$60,000 per annum for their role as a non-executive director.

INDEMNITY AND INSURANCE OF DIRECTORS AND OFFICERS

The Company has indemnified directors and executives of the Company for costs incurred, in their capacity as a director or officer, for which they may be held personally liable, except where there is a lack of good faith.

INDEMNITY AND INSURANCE OF AUDITOR

The Company has not, during or since the end of the fiscal year, indemnified or agreed to indemnify the auditor of the Company or any related entity against a liability incurred by the auditor.

During the fiscal year, the Company has not paid a premium in respect of a contract to insure the auditor of the Company or any related entity.

NON-AUDIT SERVICES

The external auditor did not provide non-audit services to the Company during the period ended 1 January 2023.

PROCEEDINGS ON BEHALF OF THE COMPANY

No proceedings have been brought or intervened in on behalf of the Company. On behalf of the directors

Kevin Landis

Chairman and Non-Executive Director 1 March 2023

San Jose, California, USA

Revasum, Inc.

CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

(in thousands, except share and per share amounts)

	Note	1 Jan 2023	2 Jan 2022

Revenue	2	$14,749	$13,710
Cost of goods sold		(10,346)	(8,867)
Gross profit		4,403	4,843
Gross margin		29.9%	35.3%
Expenses
Research & development	3	(5,682)	(4,606)
Selling & marketing	3	(3,316)	(2,178)
General & administrative	3	(3,343)	(3,532)
Stock based compensation	19	42	229
Total expenses		(12,299)	(10,087)
Operating loss		(7,895)	(5,244)

Finance income		5	8
Finance expenses		(1,043)	(107)
Paycheck Protection Program loan forgiveness		-	3,378
Net loss before income tax expense		(8,933)	(1,965)

Income tax expense	4	-	-
Net loss for the period		$(8,933)	$(1,965)

Other comprehensive income for the period, net of tax		-	-
Total comprehensive loss for the period attributable to the members of Revasum, Inc.		$(8,933)	$(1,965)

Loss per share attributable to the members of Revasum, Inc.:
Basic and diluted loss per share	5	$(0.08)	$(0.02)

The above consolidated statement of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes.

Revasum, Inc.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AS AT 1 JANUARY 2023

(in thousands)

	Note	1 Jan 2023	2 Jan 2022
Assets
Current assets
Cash and cash equivalents	6	$917	$4,311
Trade and other receivables	7	2,036	1,750
Inventories - net	8	9,319	7,541
Other current assets	9	1,449	1,817
Total current assets		13,721	15,419
Non-current assets
Property, plant and equipment – net	10	1,802	2,819
Right-of-use asset		621	1,295
Intangible assets - net	11	1,982	2,968
Other non-current assets		-	41
Total non-current assets		4,405	7,123
Total assets		$18,126	$22,542
Current liabilities
Trade and other payables	12	$2,008	$2,530
Customer deposits	13	1,759	2,055
Deferred revenue		170	219
Employee benefits	14	282	265
Warranty provision	15	219	214
Borrowings, current	16	4,845	-
Lease liabilities, current	20	751	708
Other current liabilities		100	-
Total current liabilities		$10,134	$5,991
Non-current liabilities
Lease liabilities, non-current	20	-	728
Total non-current liabilities		-	728
Total liabilities		$10,134	$6,719
Net assets		$7,992	$15,823

Contributed equity	17	$49,996	$49,996
Share-based payment reserve	19	392	434
Warrants reserve	19	1,144	-
Accumulated losses		(43,540)	(34,607)
Total equity		$7,992	$15,823

The above consolidated statement of financial position should be read in conjunction with the accompanying notes.

Revasum, Inc.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

(in thousands)

	Contributed equity	Share-based payment reserve	Warrants reserve	Accumulated losses	Total equity

Balance at 3 January 2021	$43,610	$1,022	$-	$(32,642)	$11,990
Loss after income tax expense for the	-	-	-	(1,965)	(1,965)
Other comprehensive loss for the period, net of tax	-	-	-	-	-
Total comprehensive loss for the	$-	$-	$-	$(1,965)	$(1,965)
Transactions with owners in their capacity as owners:
Issue of Share Capital (Note 17)	5,729	-	-	-	5,729
Shares issued on vesting of RSUs	226	(226)	-	-	-
Shares issued on the exercise of	316	(133)	-	-	183
Shares issued on former CEO	115	-	-	-	115
Share-based payments (Note 19)	-	(229)	-	-	(229)
Balance at 2 January 2022	$49,996	$434	$-	$(34,607)	$15,823
Loss after income tax expense for the	-	-	-	(8,933)	(8,933)
Other comprehensive loss for the period, net of tax	-	-	-	-	-
Total comprehensive loss for the	$-	$-	$-	$(8,933)	$(8,933)
Transactions with owners in their capacity as owners:
Warrants issued (Note 19)	-	-	1,144	-	1,144
Share-based payments (Note 19)	-	(42)	-	-	(42)
Balance at 1 January 2023	$49,996	$392	$1,144	$(43,540)	$7,992

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

Revasum, Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

(in thousands)

	Note	1 Jan 2023	2 Jan 2022
Cash flows used in operating activities
Receipts from customers		$14,115	$16,678
Payments to suppliers and employees		(21,614)	(18,789)
Interest received		5	8
Interest paid		(551)	(118)
Taxes paid		-	-
Net cash used in operating activities	6	$(8,045)	$(2,221)
Cash flows used in investing activities
Payments for property, plant and equipment		(42)	(152)
Net cash used in investing activities		$(42)	$(152)
Cash flows from financing activities
Proceeds from the exercise of share options		-	183
Proceeds from borrowings	16	5,750	1,165
Repayment of borrowings		-	(1,000)
Transaction costs related to borrowings		(225)	-
Proceeds from equity capital raise	17	-	6,122
Costs of equity capital raise	17	-	(394)
Lease principal repayments		(830)	(756)
Net cash from financing activities		$4,695	$5,320

Net (decrease)/increase in cash and cash equivalents		(3,392)	2,947
Effect of movement in exchange rates on cash held		(2)	-
Cash and cash equivalents at the beginning of the fiscal period		4,311	1,364
Cash and cash equivalents at the end of the period	6	$917	$4,311

The above consolidated statement of cash flows should be read in conjunction with the accompanying notes.

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies adopted in the preparation of the consolidated financial statements are set out either in the respective notes or below. These policies have been consistently applied to all the periods presented, unless otherwise stated. The financial statements are for the Group including Revasum, Inc. and its subsidiary.

BASIS OF PREPARATION

These general-purpose financial statements have been prepared in accordance with Australian Accounting Standards and Interpretations issued by the Australian Accounting Standards Board (“AASB”). The financial statements also comply with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. The financial statements comprise the consolidated financial statements of the Group which is a for-profit entity for financial reporting purposes under Australian Accounting Standards.

Historical cost convention

The consolidated financial statements, except for the cash flow information, have been prepared on an accruals basis and are based on historical costs, modified, where applicable, by the measurement at fair value of selected non-current assets, financial assets and financial liabilities.

Critical accounting estimates

The preparation of the consolidated financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group's accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements, are disclosed throughout the financial statements.

BASIS OF CONSOLIDATION

The consolidated financial statements comprise the financial statements of the Group as at the end of the reporting period. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if and only if the Group has:

•	Power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee)
•	Exposure, or rights, to variable returns from its involvement with the investee, and
•	The ability to use its power over the investee to affect its returns

When the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

•	The contractual arrangement with the other vote holders of the investee
•	Rights arising from other contractual arrangements
•	The Group’s voting rights and potential voting rights

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the statement of profit and loss and other comprehensive income from the date the Group gains control until the date the Group ceases to control the subsidiary.

Profit or loss and each component of other comprehensive income are attributed to the equity holders of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group’s accounting policies. All intra-Group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

GOING CONCERN

The consolidated financial statements of the Group have been prepared on a Going Concern basis, which indicates the continuity of business activities and realization of assets and settlement of liabilities in the normal course of business.

As disclosed in the consolidated financial statements, the consolidated entity’s loss after income tax for the period ended 1 January 2023 was $8.93 million (2 January 2022: $1.97 million) and the consolidated entity’s net cash outflows from operating activities for the period ended 1 January 2023 were $8.05 million (2 January 2022: $2.22 million). As at the fiscal period end date, the consolidated entity has net current assets of $3.59 million (2 January 2022: $9.43 million) and total net assets of $7.99 million (2 January 2022: $15.82 million).

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

GOING CONCERN (CONTINUED)

During the fiscal period, the Group’s net operating cash flows exceeded normal levels due to a reduced amount of operating cash receipts, largely due to a delay in the shipment of equipment to customers as a result of supply chain delays for critical components. As at the date of authorization of these financial statements, there are currently $7.8 million in confirmed backlog orders being processed (of which $1.8 million has been collected as customer deposits prior to year-end), that have experienced delays in shipment of final product, as a result of such critical component delivery delays. Upon shipment of the equipment the Group anticipates a significant increase in cash receipts from customers. The net cash outflows have been further exacerbated by inventory purchases in advance in order to manage further supply chain delays.

Also during the fiscal period, the Group secured a growth capital facility from SQN Venture Partners, LLC (‘SQN’ or ‘Lender’). The facility will provide up to $8.0 million in debt financing with $5.0 million already received in the first tranche at the close of documentation. The additional $3.0 million was to be available to the Group upon achieving YTD Purchase Orders for the 7AF- HMG and 6EZ of at least $12.0 million by 30 September 2022. The Group did not meet the Purchase Order threshold as of the deadline and the second tranche was forfeited. As of 2 September 2022, the Group had also not met its 6 months liquidity covenant, calculated as the Group’s unrestricted cash divided by its average three-month cash burn, and as such disclosed the breach to the ASX. To date, the Lender has not issued a formal breach notice in respect to these covenants. The Group continues to work closely with SQN with regards to the lending facility and the Group’s ongoing operations.

As a result of these matters, there is a material uncertainty related to events or conditions that may cast significant doubt on whether the Group will continue as a going concern and, therefore, the Group may be unable to realize its assets and discharge its liabilities and commitments in the normal course of business and at the amount stated in the financial report.

At the date of authorization of this report, the Directors are of the opinion that there are reasonable grounds to expect that the Group’s operational and financial performance will improve and will be able to continue as a going concern. As such, the financial report has been prepared on a going concern basis. In arriving at this conclusion, the Directors considered a number of factors which are described below.

With regards to the 6EZ Silicon Carbide Polisher, 2 tools have now been shipped to a key market participant in Europe. A further tool was shipped to one of the largest players in the Silicon Carbide market in 2H 2022 as part of an equipment exchange agreement. In addition to this, the Group has been able to demonstrate impressive process results to many of the world’s leading wafer and device manufacturers. The Directors note that process results achieved clearly evidence the value of the system. The quality of the wafers being produced will result in a lower cost per wafer for customers, along with the prospect of device yield improvements. The Group is in advanced discussions with a number of further customers and has provided detailed proposals as at the date of authorization of the financial report.

The Group secured $0.75 million of additional working capital via a note purchase agreement with its majority shareholder on 14 November 2022. On 8 February 2023 the Group entered into a non-binding term sheet with SQN and Firsthand Capital Management (‘Firsthand’) setting out terms for an additional US $2.0 million and amendments to the Note and Security Agreement between SQN and Revasum. On 27 February 2023 the Group entered into an additional note purchase agreement with its major shareholder, Firsthand Firsthand Technology Opportunities Fund to secure additional bridge financing for the Company on the same terms as the promissory note issued in November 2022. Under the Note Purchase Agreement, the Company will issue a US$250,000 promissory note to Firsthand. Refer to Note 22 – Events After the Reporting Period for further information. Revasum continues to work closely with SQN and Firsthand as the Group looks at longer-term financing options.

During the fiscal period, Scott Jewler was appointed as the new President & CEO of the Group. Since joining the Group Scott has been reviewing the business model and Group structure and has initiated a re-organization in order to best position the Group to achieve its FY2022 and FY2023 goals while improving financial efficiency. The reorganization will involve significant streamlining in all areas of the Group in order to improve efficiency and preserve cash.

Bruce Ray was appointed as the new CFO of the Group, during the fiscal period. Since joining Bruce has been reviewing the Group’s cost structure, assisting Mr. Jewler in re-organizing the Group, leading FY2023 and long-term financial planning efforts, and working closely with Mr. Jewler on recapitalization.

If the Directors are unsuccessful in achieving the above plans, or additional funds are required, alternative measures would be pursued which would include:

•

Raising additional funds via either equity or debt. The Group has a successful track record of being able to raise both equity and debt financing and is in discussions in respect to raising additional funds as at the date of authorization of the financial report; and

•	Curtailing materially, if necessary, the Groups ongoing operating costs, in addition to the re-organization already initiated subsequent to the fiscal period end.

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

The Directors are of the opinion that the Group will be successful in managing the above matters and accordingly, they have prepared the financial report on a going concern basis. At this time, the Directors are of the opinion that no asset is likely to be realized for an amount less than the amount at which it is recorded in the consolidated financial report as of 1 January 2023.

Accordingly, no adjustments have been made to the financial report relating to the recoverability and classification of the asset carrying amounts or the amounts and classification of liabilities that might be necessary should the Group not continue as a going concern.

ROUNDING OF AMOUNTS

Amounts in this report have been rounded off to the nearest thousand United States dollars, except share and per share amounts.

FUNCTIONAL CURRENCY

The financial statements are presented in US dollars, which is the functional and presentational currency of the Group. There has been no change in the functional and presentational currency of the Group.

FOREIGN CURRENCY TRANSACTIONS

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the year-end exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction. Non-monetary items held at fair value are reported at the exchange rate at the date when the fair values were determined.

Exchange differences arising on the translation of monetary items are recognized in profit or loss.

Exchange differences arising on the translation of non-monetary items are recognized directly in other comprehensive income to the extent that the underlying gain or loss is directly recognized in other comprehensive income; otherwise the exchange difference is recognized in profit or loss.

CURRENT AND NON-CURRENT CLASSIFICATION

Assets and liabilities are presented in the statement of financial position based on current and non-current classification.

An asset is current when it is expected to be realized or intended to be sold or consumed in normal operating cycle; it is held primarily for the purpose of trading; it is expected to be realized within 12 months after the reporting period; or the asset is cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least 12 months after the reporting period. All other assets are classified as non-current.

A liability is current when it is expected to be settled in normal operating cycle; it is held primarily for the purpose of trading; it is due to be settled within 12 months after the reporting period; or there is no unconditional right to defer the settlement of the liability for at least 12 months after the reporting period. All other liabilities are classified as non-current.

Deferred tax assets and liabilities are always classified as non-current.

NEW, REVISED OR AMENDED ACCOUNTING STANDARDS ADOPTED

The Group has retrospectively adopted, as at the date of incorporation, all of the new, revised or amended Accounting Standards and Interpretations issued by the Australian Accounting Standards Board (‘AASB’) and the International Financial Reporting Interpretations Committee (IFRIC) that are relevant to its operations and effective for the year commencing 3 January 2022. There was no material impact on the group’s financial statements on the adoption of these Standards and Interpretations.

Revised or amending Accounting Standards or Interpretations that are not yet mandatory for the year ended 1 January 2023 have not been early adopted.

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

NOTE 2. REVENUE

Revenue consists of the following (in thousands):

	1 Jan 2023	2 Jan 2022
Systems revenue	$7,670	$7,505
Service, spares and other revenue	7,079	6,205
	$14,749	$13,710

Accounting policy for revenue recognition

The Group has disaggregated revenue recognized from contracts with customers into categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

Revasum recognizes revenue from systems and spares when the Customer obtains control of the Group’s product, which occurs at a point in time, typically upon leaving the Group’s factory. Taxes collected from customers relating to this revenue and remitted to governmental authorities are excluded from revenues. The Group expenses incremental costs of obtaining a contract as and when incurred because the expected amortization period of the asset that the Group would have recognized is one year or less and the commission rate on the future orders, if any, is commensurate with the commission rate on the initial sale. Revenues from systems and spares are recorded at the net sales price (transaction price), which includes estimates of variable consideration for which reserves are established and which result from discounts, returns, and other allowances that are offered within contracts between the Group and its customers.

Other revenue is recognized when the related services are performed or when the revenue is earned.

Disaggregation of revenue

The Group derives its revenue from the transfer of goods and services at a point in time. The table above provides a breakdown of revenue by major business line. The categories above depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic data. As disclosed in note 24, the Group has one operating segment.

NOTE 3. EXPENSES

Net loss before income tax expense includes the following specific expenses (in thousands):

	1 Jan 2023	2 Jan 2022
Research & development
Salary and benefits	$2,874	$2,184
Travel	119	91
Depreciation of research and development PPE (Note 10)	957	-
Amortization of capitalized development (Note 11)	624	828
Other	1,108	1,503
	$5,682	$4,606
Selling & marketing
Salary and benefits	$815	$1,260
Commissions and bonuses	299	221
Travel	250	193
Transfer of 6EZ to strategic customer (Note 8)	1,078	-
Other	874	504
	$3,316	$2,178
General & administrative
Salary and benefits	$1,127	$1,234
Former CEO Settlement	-	471
Other	2,216	1,827
	$3,343	$3,532

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

NOTE 3. EXPENSES (CONTINUED)

Accounting policy for expenses

Research costs

Expenditure on research activities, undertaken with the prospect of obtaining new technical knowledge and understanding, is recognized in the statement of profit or loss and other comprehensive income as an expense when it is incurred.

Other expenses

Other expenses are classified according to their function, as selling & marketing or general & administrative, include expenses mainly related with facilities, materials and depreciation.

NOTE 4. INCOME TAX EXPENSE

Income tax expense consists of the following (in thousands):

	1 Jan 2023	2 Jan 2022
Deferred tax expense	$-	$-
Current tax expense	-	-
Aggregate income tax expense	$-	$-

Effective tax rate reconciliation (in thousands):

	1 Jan 2023	2 Jan 2022
Loss before income tax expense	$(8,933)	$(1,965)
Tax at the statutory tax rate of 21% (2021: 21%)	(1,876)	(413)
Tax at the state blended tax rate	$(487)	$(99)
Tax effect amounts which are not deductible/(taxable) in calculating taxable income:
Permanent differences	(285)	(760)
Valuation allowance	2,648	1,272
Income tax expense	$-	$-

Based on historical losses and the expectation of future losses, management cannot conclude that it is more likely than not that the net deferred tax assets will be fully realizable. Accordingly, the Group has provided a full valuation allowance against its net deferred tax assets for the fiscal years ended 1 January 2023 and 2 January 2022.

As of 1 January 2023, the Group had federal and state net operating loss carry forwards of approximately $40.9 million and $30.7 million (2021: federal $36.7 million and state $24.3 million), respectively, available to reduce future taxable income, if any. The net operating loss carry forwards will expire beginning 2036 for both federal and California income tax purposes. Beginning in 2018, federal net operating losses are carried forward indefinitely.

As of 1 January 2023, the Group had federal and state research credit carry forwards of $1.4 million (2021: $1.2 million) and $1.0 million (2021: $0.9 million). Federal tax credits begin to expire in 2038. The state tax credits have no expiration date.

Utilization of the net operating loss carry forwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Accounting policy for income tax

The income tax expense for the year comprises current income tax expenses and deferred tax expenses.

Current income tax expense charged to the profit or loss in the tax payable on taxable income for the current period. Current tax liabilities are measured as the amounts expected to be paid to the relevant tax authority using the tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period.

Deferred income tax expense reflects movements in deferred tax asset and deferred tax liability balances during the year as well as unused tax losses.

Deferred tax assets and liabilities are calculated at the tax rates that are expected to apply to the period when the asset is realized, or the liability is settled, and their measurement also reflects the manner in which management expects to recover or settle the carrying amount of the related asset or liability.

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

NOTE 4. INCOME TAX EXPENSE (CONTINUED)

Deferred tax assets relating to temporary differences and unused tax losses are only recognized to the extent that it is probably that future taxable profit will be available against which the benefits of the deferred tax asset can be utilized.

Deferred tax assets and liabilities are offset only where there is a legally enforceable right to offset current tax assets against current tax liabilities and deferred tax assets against deferred tax liabilities; and they relate to the same taxable authority on either the same taxable entity or different taxable entities which intend to settle simultaneously.

Critical accounting judgements, estimates and assumptions

The Group is subject to income taxes in the jurisdictions in which it operates. Significant judgement is required in determining the provision for income tax. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The Group recognizes liabilities for anticipated tax audit issues based on the Group's current understanding of the tax law. Where the final tax outcome of these matters is different from the carrying amounts, such differences will impact the current and deferred tax provisions in the period in which such determination is made.

NOTE 5. LOSS PER SHARE

The calculation of the basic and diluted loss per share is based on the following information (in thousands, except share and per share amounts):

	1 Jan 2023	2 Jan 2022
Reconciliation of earnings used in calculating earnings per share
Loss attributable to ordinary equity holders of Revasum, Inc.	$(8,933)	$(1,965)

	No. of shares	No. of shares
Reconciliation of shares used in calculating earnings per share
Opening balance	106,267,204	78,998,473
Shares issued on exercise of options (01-Feb-2021)	-	568,365
Shares issued on equity raise – institutional (11-Feb-2021)	-	19,773,273
Shares issued on exercise of options (12-Feb-2021)	-	646,510
Shares issued on equity raise – retail (23-Feb-2021)	-	2,797,965
Shares issued on exercise of options (24-Mar-2021)	-	2,391,275
Shares issued on exercise of options (1-Apr-2021)	-	450,000
Shares issued on settlement with former CEO (16-Sep-2021)	-	350,550
Shares issued on vesting of RSUs (15-Oct-2021)	-	244,209
Shares issued on exercise of options (3-Nov-2021)	-	46,584
	106,267,204	106,267,204
Weighted average number of ordinary shares	106,267,204	102,539,531

Basic and diluted loss per share	$(0.08)	$(0.02)

Preferred stock and options to acquire ordinary shares that would be dilutive if the Group was generating a profit have been excluded from the weighted average number of issued ordinary shares as the Group is generating a loss.

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

NOTE 6. CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following (in thousands):

	1 Jan 2023	2 Jan 2022
Cash at bank	$907	$906
Call deposits	10	3,405
	$917	$4,311

There are no restrictions or limitations on the use of cash and cash equivalents.

Accounting policy for cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held at call with financial institutions, other short-term, highly liquid investments with original maturities of three months or less or that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

Reconciliation of Cash Flow from Operations with net loss for the period (in thousands):

	1 Jan 2023	2 Jan 2022
Net loss for the year	$(8,933)	$(1,965)
Depreciation expense	1,059	549
Amortization expense	986	828
Share-based payment expense	(42)	(229)
Share settlement with former CEO	-	115
Right of use asset – depreciation	769	648
Loss on transfer of 6EZ tool to strategic customer	1,059	-
Warrant expense	358	-
PPP loans forgiven	-	(3,394)
Change in operating assets and liabilities
(Increase)/decrease in trade and other receivables	(286)	1,015
Increase in inventories - net	(1,779)	(743)
Increase in other assets	(391)	(1,427)
(Decrease)/increase in trade and other payables	(518)	281
(Decrease)/increase in deferred revenue	(51)	149
(Decrease)/increase in customer deposits	(296)	1,942
Increase in employee benefits	16	51
(Increase)/decrease in warranty provision	4	(41)
Net cash outflow from operating activities	$(8,045)	$(2,221)

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

NOTE 7. TRADE AND OTHER RECEIVABLES

Trade and other receivables consisted of the following (in thousands):

	1 Jan 2023	2 Jan 2022
Trade receivables	$1,397	$1,510
Accrued income	639	240
	$2,036	$1,750

Trade receivables past due but not impaired (in thousands):

Months overdue	1 Jan 2023	2 Jan 2022
1 to 3 months	$34	$67
4 to 6 months	1	63
7 to 9 months	-	-
Over 9 months	-	-
	$35	$130

Amounts are considered as ‘past due’ when the debt has not been settled within the terms and conditions agreed between the Group and the customer or counter party to the transaction. Receivables that are past due are assessed for impairment by ascertaining solvency of the debtors and are provided for where there are specific circumstance indicating that the debt may not be fully repaid to the Group. Trade receivables that were past due but not impaired relate to a number of independent customers for whom there is no history of default.

Accounting policy for trade and other receivables

Trade receivables are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method, less any provision for impairment. Trade receivables generally have 30 to 90 day payment terms.

Collectability of trade receivables is reviewed on an ongoing basis in accordance with the expected credit loss (“ECL”) model. Credit losses are measured at the present value of all cash shortfalls (i.e. the difference between the cash flows due to the Group in accordance with the contract and the cash flows that the Group expects to receive). ECLs are discounted at the effective interest rate of the financial asset.

The ECL assessment completed by the Group as at 1 January 2023 has resulted in an immaterial credit loss and no impairment allowance has been recognized by the Group (2 January 2022: $Nil).

Critical accounting judgements, estimates and assumptions

The provision for impairment of receivables and the ECL calculation assessment requires a degree of estimation and judgment. The level of provision is assessed by taking into account the recent sales experience, the ageing of receivables, historical collection rates and specific knowledge of the individual debtor’s financial position.

NOTE 8. INVENTORIES - NET

Inventories consisted of the following (in thousands):

	1 Jan 2023	2 Jan 2022
Raw materials	$6,283	$5,270
Work in progress	4,643	3,142
Finished goods	-	1,138
Inventories - gross	$10,926	$9,550
Less: Provision for impairment of inventories	(1,607)	(2,009)
Inventories - net	$9,319	$7,541

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

NOTE 8. INVENTORIES - NET (CONTINUED)

Write-down of inventories to net realizable value

An equipment exchange agreement has been entered into with a major customer to transfer the ownership of a 6EZ tool in exchange for the ownership of a decommissioned 6DS-SP. The group has recognised an expense on the 6EZ tool to be transferred of $1,078,381 within selling and marketing expenses. This agreement is with one of the Group’s largest customers and the board has entered into this agreement to promote stronger collaboration in the future.

Accounting policy for inventory

Raw materials, work in progress and finished goods are stated at the lower of cost and net realizable value on a 'first in first out' basis. Cost comprises of direct materials and delivery costs, direct labor, import duties and other taxes, an appropriate proportion of variable and fixed overhead expenditure based on normal operating capacity. Costs of purchased inventory are determined after deducting rebates and discounts received or receivable.

The Group’s inventories are concentrated in high-technology parts and components that may be specialized in nature or subject to rapid technological obsolescence. These factors are considered in estimating required reserves to state inventories at the lower of cost or net realizable value (“NRV”). NRV is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Critical accounting judgements, estimates and assumptions

The provision for impairment of inventories assessment requires a degree of estimation and judgement. The level of the provision is assessed by taking into account the recent sales experience, the ageing of inventories and other factors that affect inventory obsolescence.

NOTE 9. OTHER CURRENT ASSETS

Other current assets consisted of the following (in thousands):

	1 Jan 2023	2 Jan 2022
Prepaid expenses	$249	$452
Advances on purchases	1,200	1,365
	$1,449	$1,817

NOTE 10. PROPERTY, PLANT AND EQUIPMENT - NET

Property, plant and equipment consisted of the following (in thousands):

	1 Jan 2023	2 Jan 2022
Leasehold improvements - at cost	$135	$116
Less: Accumulated depreciation	(98)	(66)
Leasehold improvements - net	$37	$50

Plant and equipment - at cost	$4,031	$4,029
Less: Accumulated depreciation	(2,269)	(1,279)
Plant and equipment - net	$1,762	$2,750

Leased equipment	$71	$71
Less: Accumulated depreciation	(68)	(52)
Leased equipment - net	$3	$19

Property, plant and equipment - net	$1,802	$2,819

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

NOTE 10. PROPERTY, PLANT AND EQUIPMENT – NET (CONTINUED)

Movements (in thousands):

	Leasehold improvements	Plant & equipment	Leased equipment	Total
Balance at 3 January 2021	$47	$2,994	$38	$3,079
Additions	24	265	-	289
Transfer to inventory- work in progress	-	-	-	-
Disposals - net	-	-	-	-
Depreciation expense	(21)	(509)	(19)	(549)
Balance at 2 January 2022	$50	$2,750	$19	$2,819
Additions	19	23	-	42
Transfer to inventory- work in progress	-	-	-	-
Disposals - net	-	-	-	-
Depreciation expense	(32)	(1,011)	(16)	(1,059)
Balance at 1 January 2023	$37	$1,762	$3	$1,802

Reconciliation of depreciation expense (in thousands):

	1 Jan 2023	2 Jan 2022
Depreciation allocated to research & development	$957	$523
Depreciation expensed to cost of goods sold	102	26
Total depreciation expense	$1,059	$549

Accounting policy for property, plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and any accumulated impairment losses. Cost includes expenditure that is directly attributable to the acquisition of the items. Subsequent costs are included in the assets carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably.

Plant and equipment are depreciated, and leasehold improvements are amortized, over their estimated useful lives using the straight- line method.

Accounting policy for property, plant and equipment (continued)

The expected useful lives of the assets are as follows:

Plant & equipment (in years)	3	-	10
Leasehold improvements	over the shorter of the useful life and the remaining lease term
Leased equipment	over the shorter of the useful life and the remaining lease term

The residual values and useful lives are reviewed, and adjusted if appropriate, at each statement of financial position date or when there is an indication that they have changed.

A carrying amount is written down immediately to its recoverable amount if the carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposals are determined by comparing proceeds with carrying amount. These are included in the statement profit or loss and other comprehensive income.

Critical accounting judgements, estimates and assumptions

Estimation of useful lives of assets

The Group determines the estimated useful lives and related depreciation and amortization charges for its property, plant and equipment and finite life intangible assets. The useful lives could change significantly as a result of technical innovations or some other event. The depreciation and amortization charge will increase where the useful lives are less than previously estimated lives, or technically obsolete or non-strategic assets that have been abandoned or sold will be written off or written down.

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

NOTE 11. INTANGIBLE ASSETS - NET

Intangible assets consisted of the following (in thousands):

	1 Jan 2023	2 Jan 2022
Capitalized development costs – at cost	$9,123	$9,123
Less: Accumulated amortization	(2,278)	(1,292)
Less: Accumulated Impairment	(4,863)	(4,863)
Intangible assets - net	$1,982	$2,968

Capitalized development costs
Balance at 3 January 2021	$3,792
Amortization	(824)
Balance at 2 January 2022	2,968
Amortization	(986)
Balance at 1 January 2023	$1,982

Reconciliation of depreciation expense (in thousands):

	1 Jan 2023	2 Jan 2022
Depreciation allocated to research & development	$624	$824
Depreciation allocated to other operating expenses	362	-
Total depreciation expense	$986	$824

Accounting policy for capitalized development costs

Development costs on an individual project are recognized as an intangible asset when the Group can demonstrate:

•	The technical feasibility of completing the intangible asset so that the asset will be available for use or sale.
•	Its intention to complete and its ability and intention to use or sell the asset.
•	How the asset will generate future economic benefits.
•	The availability of resources to complete the asset.

The costs that are eligible for capitalization of development costs are the following:

•	Engineers’ compensation for time directly attributable to developing the project.
•	An allocated amount of direct costs, such as overhead related to the project and the facilities they occupy.
•	Costs associated with testing of the product for market.
•	Patents acquisition and registration costs (patents, application fees, and legal fees).
•	Other direct developing costs that are incurred to bring the product to market.

Following initial recognition of the development expenditure as an asset, the asset is carried at cost less any accumulated amortization and accumulated impairment losses. Amortization of the asset begins when development is complete, and the asset is available for use. Development costs are amortized on a straight-line basis over the period of expected future sales from the related project which is 5 years. Amortization is recorded in profit or loss.

Critical accounting judgements, estimates and assumptions

Capitalized development costs

The Group capitalizes development costs for a project in accordance with the above accounting policy. Initial capitalization of cost is based on management’s judgement that technological and economic feasibility is confirmed. In determining the amounts to be capitalized, management makes assumptions regarding the expected future cash generation of the project, discount rates to be applied and the expected period of the benefits.

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

NOTE 11. INTANGIBLE ASSETS – NET (CONTINUED)

Impairment of intangible assets

The Group assesses impairment of intangible assets other than goodwill at each reporting date by evaluating conditions specific to the Group and to the particular asset that may lead to impairment. If an impairment trigger exists, the recoverable amount of the asset is determined. This involves fair value less costs of disposal or value-in-use calculations, which incorporate several key estimates and assumptions.

Assessment of carrying values

The recoverable amounts were determined based on value-in-use calculations using cash flow projections covering a five-year period, which are based on strategic plans and forecasts approved by the Board of Directors. Estimates beyond the five-year period are calculated using terminal growth rates that are applicable to the trading environment in which the CGU operates. As disclosed in Note 24 of the report, the Company is considered to be one CGU.

Key assumptions used in assessment

The valuation used to support the carrying amounts of intangible assets are based on forward looking key assumptions that are, by nature, uncertain. The nature and basis of the key assumptions used to estimate future cash flows and the discount rates used in the projections, when determining the recoverable amount of the CGU, are set out below:

•

Operating cash flows – Operating cash flow projections are extracted from the most recent approved strategic plans or forecasts that relate to the existing asset base. The cash flow projections for a five-year period have been determined based on expectations of future performance. Key assumptions in the cash flows include sales volume growth, cost of sales, costs of doing business and the anticipated success of capitalized development projects. The assumptions are based on expectations of market demand and operational performance.

Cash flow projections are based on risk-adjusted forecasts allowing for estimated changes in the business, the competitive trading environment, legislation and economic growth.

•

Discount rates – Discount rates are based on the weighted average cost of capital (“WACC”) for the Group. The calculation of WACC is market-driven and key inputs include target capital structure, equity beta, market risk premium and risk-free rate of return and debt risk premium. The pre-tax discount rate used was 16.36%.

•

Terminal growth rates – Cash flows beyond the projection period are extrapolated indefinitely using estimated long-term growth rates applicable to the trading environment in which the Company operates. A terminal growth rate of 2.00% was applied.

Results of assessment

At 1 January 2023, management have prepared a value-in-use calculation to assess the recoverable amount of the CGU at year end. The valuation supported the recoverable amount at the reporting date and no additional impairment has been recognized during the financial year.

Sensitivity to changes in key assumptions

The enterprise value of the CGU is in line with the current carrying value of the CGU. Any future events that result in adverse changes to forward assumptions would accordingly result in further impairment. As at the assessment date, no reasonably likely change in key assumptions would cause the carrying amount of the CGU to exceed the recoverable amount.

NOTE 12. TRADE AND OTHER PAYABLES

Trade and other payables consisted of the following (in thousands):

	1 Jan 2023	2 Jan 2022
Trade payables	$1,471	$1,668
Accrued expenses	537	862
	$2,008	$2,530

Accounting policy for trade and other payables

These amounts represent liabilities for goods and services provided to the Group prior to the end of the fiscal year and which are unpaid. Due to their short-term nature they are measured at amortized cost and are not discounted. The amounts are unsecured and are usually paid within 30 days of recognition.

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

NOTE 13. CUSTOMER DEPOSITS

Customer deposits consisted of the following (in thousands):

	1 Jan 2023	2 Jan 2022
Customer deposits on sales	$1,759	$2,055
	$1,759	$2,055

Accounting policy for customer deposits

These amounts represent deposits for sales provided to the Group in accordance with contract terms. Due to their short-term nature they are measured at amortized cost.

NOTE 14. EMPLOYEE BENEFITS

Employee benefits consisted of the following (in thousands):

	1 Jan 2023	2 Jan 2022
Provision for annual leave	$282	$265
	$282	$265

Accounting policy for employee benefits

Provision for annual leave expected to be settled wholly within 12 months of the reporting date are measured at the amounts expected to be paid when the balances are settled.

NOTE 15. WARRANTY PROVISION

Warranty provision consisted of the following (in thousands):

	1 Jan 2023	2 Jan 2022
Warranty provision	219	$214
	219	$214

Accounting policy for warranty provision

The provision represents the estimated warranty claims in respect of products sold which are still under warranty at the reporting date. The provision is estimated based on historical warranty claim information, sales levels and any recent trends that may suggest future claims could differ from historical amounts.

Critical accounting judgements, estimates and assumptions

In determining the level of provision required for warranties the Group has made judgements in respect of the expected performance of the products, the number of customers who will actually claim under the warranty and how often, and the costs of fulfilling the conditions of the warranty. The provision is based on estimates made from historical warranty data associated with similar products and services.

NOTE 16. BORROWINGS

Borrowings includes the following liabilities carried at amortized cost (in thousands):

	1 Jan 2023	2 Jan 2022
Current
SQN Venture Income Fund II, LP Loan (a)	$4,086	$-
Firsthand Technology Opportunities Fund Promissory Note (b)	759	-
	$4,845	$-

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

NOTE 16. BORROWINGS (CONTINUED)

(a)    SQN Venture Income Fund II, LP Loan

Movements in borrowings (in thousands):

	1 Jan 2023	2 Jan 2022
Opening Balance	$-	$-
Drawdown on facility	5,000	-
Transaction costs	(225)	-
Warrants issued – note 19	(1,144)	-
Effective interest accrued on facility	1,069	-
Interest paid on facility	(676)	-
Amortization of transaction costs	62	-
Closing Balance	$4,086	$-

On the 18th of February 2022 the Company entered into a secured loan with SQN Venture Income Fund II, LP for the principal amount of US$5 million. An additional US$3 million was available upon the Company achieving year to date purchase orders of US$12 million for 7AF-HMG SiC Grinder and 6EZ SiC Polishers by 30 September 2022. The Company did not meet this target, and as such the additional funds are not available for draw down. The loan has a term of 3.5 years with a 9.75% interest rate. It features 12 months of interest only repayments and has granted the lender warrants to purchase shares of the Company’s common stock equal to 10% of the total loan amount with an exercise price of US$0.01 per share, exercisable into an aggregate number of shares calculated by dividing the coverage amount by the average of the lowest 10 closing prices of CDIs on the ASX. The warrants are exercisable for 10 years from the date of issuance. See note 19 for further details on warrants issued. The SQN Venture Income Fund II, LP loan is subject to financial covenants imposed by the lender. For the period ended 1 January 2023, the Group has not met certain covenants, including a minimum liquidity covenant, however as at the date of authorization of this report the lender has not issued a formal breach notice. As a consequence of the Group not having an unconditional right to defer settlement of the loan for at least 12 months after the reporting date, the loan has been classified as a current liability (refer also Note 1 Going Concern). The Company is also incurring a penalty interest rate of 14.75%.

Transaction costs and warrants are amortized over the life of the loan in accordance with AASB 9.B5.4.2.

(b)    Firsthand Technology Opportunities Fund Promissory Note

Movements in borrowings (in thousands):

	1 Jan 2023	2 Jan 2022
Opening Balance	$-	$-
Drawdown on facility	750	-
Interest accrued on facility	9	-
Closing Balance	$759	$-

On the 14th of November 2022 the Company entered into a Note Purchase Agreement with its major shareholder, Firsthand Technology Opportunities Fund. Under the agreement, Revasum issued a US$750,000 Promissory Note to Firsthand to provide additional working capital for the Company while it looks at longer term financing options. The promissory note is unsecured and subordinated to the Company’s existing lender, SQN. The loan attracts an interest rate of 8.75% per annum.

As per the Note Purchase Agreement, the Maturity Date of the debt is the date that is one day after the payment and satisfaction in full of all obligations under the SQN Loan and Security Agreement. As the SQN loan is classified as a current liability, the Firsthand Promissory Note is also classified as current.

Accounting policy for borrowings

Borrowings are initially valued at the fair value of consideration received net of transaction costs. They are subsequently measured at amortized cost using the effective interest method.

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

NOTE 17. CONTRIBUTED EQUITY

Contributed equity consisted of the following:

	1 Jan 2023		2 Jan 2022
	Shares	US$’000	Shares	US$’000
Shares of Common Stock	106,267,204	$49,996	106,267,204	$49,996
	106,267,204	$49,996	106,267,204	$49,996

Issued capital

Shares of common stock are classified as equity.

Incremental costs directly attributable to the issue of new shares, warrants or options are shown in equity as a deduction, net of tax, from the proceeds.

Movements in common stock:

	Shares	US$’000
Balance as at 3 January 2021	78,998,473	43,610
Shares of Common Stock issued on equity capital raise	22,571,238	6,122
Issuance cost of equity capital raise	-	(393)
Shares issued on vesting of RSUs	244,209	226
Shares issued on exercise of Options	4,102,734	316
Shares issued on ex-CEO Settlement	350,550	115
Balance as at 2 January 2022	106,267,204	49,996
Balance as at 1 January 2023	106,267,204	49,996

Terms and conditions of contributed equity

The holders of shares of common stock participate in dividends and the proceeds on the winding up of the Company in proportion to the number of and amounts paid on the shares held. The fully paid shares of common stock have a par value of $0.0001 and the Company has a limited amount of authorized capital of 226,128,108 shares, 174,128,108 of which are designated “Common Stock” and 52,000,000 of which are designated “Common Prime Stock”. As at the fiscal year end date, no Common Prime Stock was on issue.

The holders of Common Stock are entitled to one vote for each share of common stock held at the meetings of stockholders. There shall be no cumulative voting. They are also entitled to receive, when, as and if declared by the Board, out of any assets of the Company legally available therefore, any dividends as may be declared from time to time by the Board.

In connection with the Company’s IPO and ASX listing in 2018, certain stockholders entered into an escrow agreement with the Company under which the stockholder agreed, among other things, to certain restrictions and prohibitions for a period of time (the “Lock-Up Period”), from engaging in transactions in the shares of Common Stock (including Common Stock in the form of CDIs), shares of Common Stock that may be acquired upon exercise of a stock option, warrant or other right, and shares of Common Stock that arise from such Common Stock (collectively, the “Restricted Securities”).

The Restricted Securities shall automatically be converted into shares of Common Prime Stock, on a one for one basis if the Company determines, in its sole discretion, that the stockholder breached any term of the stockholder’s escrow agreement or breached the official listing rules of the ASX relating to the Restricted Securities. Any shares of Common Stock converted to Common Prime Stock under these terms should be automatically converted back into shares of Common Stock, on a one for one basis, upon the earlier to occur of (i) the expiration of the Lock-Up Period in the escrow agreement or the (ii) breach of the listing rules being remedied, as applicable. All shares were released from escrow as of December 4th, 2020.

Terms and conditions of contributed equity

The holders of Preferred Stock are entitled to the number of voting rights equal to the number of shares of Common Stock into which such shares of Preferred Stock held by such holder could then be converted. The Preferred Stockholders are eligible to vote on all matters on which the Common Stockholder is entitled to vote.

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

NOTE 18. CAPITAL MANAGEMENT

Capital managed by the Board comprises contributed equity totaling $50.0 million (2021: $50.0 million). When managing capital, management’s objective is to ensure the entity continues as a going concern as well as to maintain optimal returns to shareholders and benefits for other stakeholders. Management also aims to maintain a capital structure that ensures the lowest cost of capital available to the entity. Managed capital is disclosed on the face of the statement of financial position and comprises contributed equity and reserves

Management may adjust the capital structure to take advantage of favorable costs of capital or higher returns on assets. As the market is constantly changing, management may issue new shares or sell assets to raise cash, change the amount of dividends to be paid to shareholders (if at all) or return capital to shareholders.

During the fiscal period ending 1 January 2023 management did not pay a dividend and does not expect to pay a dividend in the foreseeable future. The Group encourages employees to be shareholders through the 2017 Omnibus Incentive Plan (Note 19).

There were no changes in the Group’s approach to capital management during the year. Risk management policies and procedures are established with regular monitoring and reporting.

Neither the Company nor its subsidiary are subject to externally imposed capital requirements.

NOTE 19. RESERVES

(1)	Share Based Payment Reserves

2017 Omnibus Incentive Plan (2017 Plan)

The Company’s Amended and Restated 2017 Omnibus Incentive Plan (2017 Plan) provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, incentive awards, other stock-based awards, dividend equivalents and cash awards to directors, employees, consultants and contractors. Only employees of the Company are eligible to receive incentive stock options.

The 2017 Plan is administered by the Remuneration and Nomination Committee. Subject to the provisions of the 2017 Plan and the ASX Listing Rules, the administrator of the 2017 Plan generally has the authority to, among other things, construe and interpret all provisions of the 2017 Plan; approve persons to receive awards; approve the form and terms of awards and terms of vesting, exercisability and payment of awards; determine the number of Shares subject to awards; adopt, amend and rescind rules and regulations pertaining to the administration of the 2017 Plan; and accelerate the time at which any award may be exercised, become transferable or nonforfeitable or be earned and settled including, without limitation, in the event of a participant’s death, disability, retirement or involuntary termination of employment or service or in connection with a change in control of the Company.

In the event of certain corporate events or changes in the Company’s capitalization, the administrator will make adjustments to the number of Shares reserved for issuance under the 2017 Plan, the exercise prices of and the number of Shares subject to outstanding options and stock appreciation rights, and the purchase prices of and/or number of Shares subject to other outstanding awards, subject to compliance with applicable rules and regulations, including the ASX Listing Rules.

In the event of an acquisition or other combination, any or all outstanding awards may be assumed, converted or replaced by the successor or acquiring entity or may be substituted for equivalent awards granted by the successor or acquiring entity. Any awards not assumed or replaced in the acquisition or combination will terminate, without accelerating vesting on the date of such acquisition or combination.

Subject to compliance with applicable law, including the ASX Listing Rules, the Board has the authority to amend or terminate the 2017 Plan at any time and the ability to amend any outstanding awards under the 2017 Plan, provided that no such amendment or termination may materially adversely impair the rights of the participant with respect to such outstanding awards without the participant’s consent. Certain amendments require the approval of the Shareholders. Unless earlier terminated, the 2017 Plan will terminate in 2027.

Share based payment reserve (in thousands):

	1 Jan 2023	2 Jan 2022
Options issued to directors, employee and consultants (a)	$317	$373
Restricted stock units (‘RSUs’) issued to employees and consultants (b)	75	61
Total share-based payment reserve:	$392	$434

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

NOTE 19. RESERVES (CONTINUED)

Share based payment expense (in thousands):

	1 Jan 2023	2 Jan 2022
Options issued to directors, employee, and consultants (a)	$(56)	$58
Restricted stock units (‘RSUs’) issued to employees and consultants (b)	14	(287)
Total share-based payment expense:	$(42)	$(229)

(a)	Options issued as share based payments

The Company grants stock options to its employees, directors, and consultants for a fixed number of shares with an exercise price equal to or greater than the fair value of the common stock at the date of grant and expire no later than 10 years from the date of grant.

(in thousands, except share and per share amounts)

	WAEP $	Share options Number	Share-Based Payment Reserve
Opening balance as at 3 January 2021	0.19	11,132,805	$448
Expense in the period		-	240
Granted	0.29	2,700,000	-
Exercised	0.03	(4,102,734)	(133)
Forfeited	0.55	(1,477,166)	(182)
Expired		-	-
Closing balance as at 2 January 2022	0.24	8,252,905	$373
Expense in the period		-	296
Granted	0.67	1,100,000	-
Exercised	-	-	-
Forfeited	0.37	(4,095,793)	(352)
Expired		-	-
Closing balance as at 1 January 2023	0.23	5,257,112	$317

Option Pricing Model

For all share options issued during the fiscal year, the fair value of the equity-settled share options granted is estimated as at the date of grant using a Black Scholes Option Pricing Model.

The following tables list the inputs to the models used for the valuation of options granted in the period ended 1 January 2023.

	Grant Date
	1-Jul-21	1-Feb-22	1-Feb-22	1-Feb-22
Number of options issued	100,000	500,000	250,000	250,000
Fair value at measurement date US$	0.169	0.643	0.643	0.643
Share price at Grant date US$	0.20	0.72	0.72	0.72
Exercise price US$	0.20	0.72	0.72	0.72
Expected volatility %	85	98	98	98
Risk free interest rate %	1.25	2.11	2.11	2.11
Expected life of options in years	3	3	3	3
Vesting conditions	Type 1	Type 1	Type 2	Type 3

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

NOTE 19. RESERVES (CONTINUED)

Vesting conditions

Type 1	25% of the options vest on the one-year anniversary of the date of grant, with the remaining 75% vesting on a monthly basis in equal amounts over the following 36 months.

Type 2	Vesting upon achieving the following performance criteria: shipment of the first 6EZ built by a contract manufacturer.

Type 3	Vesting upon achieving the following performance criteria: shipment of the first 7AF-HMG built by a contract manufacturer.

The expected dividend yield for all options granted during these periods was nil. The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the options is indicative of future trends, which may not necessarily be the actual outcome.

(b)	Restricted Stock Units issued as share based payments

(in thousands, except share and per share amounts)

	RSU Number	Share-Based Payment Reserve
Opening balance as at 3 January 2021	1,596,639	$574
Expense in the period	-	66
Issued during the year	-	-
Converted during the year	(244,209)	(226)
Forfeited during the year	(1,271,025)	(353)
Closing balance as at 2 January 2022	81,405	$61
Expense in the period	-	14
Closing balance as at 1 January 2023	81,405	$75

Restricted Stock Units Pricing Model

The fair value of the equity-settled restricted stock units granted throughout the year is estimated as at the date of grant with reference to the IPO price, discounted accordingly for lack of marketability and non-controlling interest.

Accounting policy for share-based payments

The Company provides benefits to directors, employees and consultants in the form of share-based payment transactions, whereby employees render services in exchange for shares or rights to acquire or be issued shares (equity-settled transactions) via the 2017 Omnibus Incentive Plan (“the Plan”).

The terms of the share options are as determined by the Board. The cost of these equity-settled transactions to employees is measured by reference to the fair value at the date at which they are granted. The fair value is determined by using a Black & Scholes model.

In valuing equity-settled transactions, no account is taken of any vesting conditions, other than conditions linked to the price of the shares of the Company (market conditions) if applicable.

The cost of equity-settled transactions is recognized, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled (the vesting period), ending on the date on which the relevant employees become fully entitled to the award (the vesting date).

At each subsequent reporting date until vesting, the cumulative charge to the statement of profit or loss and other comprehensive income is the product of (i) the grant date fair value of the award; (ii) the current best estimate of the number of awards that will vest, taking into account such factors as the likelihood of employee turnover during the vesting period and the likelihood of non- market performance conditions being met; and (iii) the expired portion of the vesting period.

The charge to the statement of profit or loss and other comprehensive income for the period is the cumulative amount as calculated above less the amounts already charged in previous periods. There is a corresponding credit to equity.

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

NOTE 19. RESERVES (CONTINUED)

Until an award has vested, any amounts recorded are contingent and will be adjusted if more or fewer awards vest than were originally anticipated to do so. Any award subject to a market condition is considered to vest irrespective of whether or not the market condition is fulfilled, provided that all other conditions are satisfied.

If a non-vesting condition is within the control of the Company or the employee, the failure to satisfy the condition is treated as a cancellation. If a non-vesting condition within the control of neither the Company nor employee is not satisfied during the vesting period, any expense for the award not previously recognized is recognized over the remaining vesting period, unless the award is forfeited.

Critical accounting judgements, estimates and assumptions

The Company measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. The fair value is determined by using the Black Scholes option pricing model, using the assumptions noted above.

(2)	Warrants reserve

Warrants were issued to SQN Venture Income Fund II, LP on the 18th February as part of the secured loan agreement. The warrants granted were equal to 10% of the total loan amount with an exercise price of US$0.01 per share. The warrants are exercisable for 10 years from the date of issuance.

The warrants are classified as equity instruments under AASB 132 as they will be settled for a fixed number of securities in the Company as the facility agreement provides for a fixed cash exercise of US$0.01 per warrant.

Movements in warrants (in thousands):

1 Jan 2023
Opening Balance	$-
Warrants issued	1,144
Closing Balance	$1,144

The warrants were valued using the Binomial Method, utilizing the following inputs:

Grant Date
18-Feb-22
Number of warrants issued	1,904,761
Share price at Grant date US$	0.85
Exercise price US$	0.14
Expected volatility %	143
Risk free interest rate %	1.92
Expected life of options in years	10

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

NOTE 20. LEASE LIABILITIES

Lease liabilities consisted of the following (in thousands):

	1 Jan 2023	2 Jan 2022
Current	$751	$708
Non-current	-	728
	$751	$1,436

Net present value of lease liabilities (in thousands):

	Less than 6 months	6 to 12 months	Between 1 and 5 years	Total
Lease payments	$418	$350	$-	$768
Finance charges	(15)	(2)	-	(17)
	$403	$348	$-	$751

Accounting policy for lease liabilities

Where a lease is identified at inception, the Group recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The estimated useful lives of right-of-use assets are determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are to be made over the term of the lease, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group's incremental borrowing rate.

On initial recognition, the carrying value of the lease liability also includes:

•	amounts expected to be payable under any residual value guarantee;
•	the exercise price of any purchase option granted in favour of the group if it is reasonably certain to assess that option; and
•	any penalties payable for terminating the lease, if the term of the lease has been estimated on the basis of termination option being exercised.

Variable lease payments are only included in measuring the lease liability if they depend on an index or rate. In such cases, the initial measurement of the lease liability assumes the variable element will remain unchanged throughout the lease term.

Subsequently, the lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Group's estimate of the amount expected to be payable under a residual value guarantee, or if the Group changes its assessment of whether it will exercise a purchase, extension or termination option.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

NOTE 21. RELATED PARTY TRANSACTIONS

Subsidiaries

The consolidated financial statements include the financial statements of Revasum, Inc. and the following subsidiary:

		Beneficial interest
Name	Country of incorporation	1 Jan 2023	2 Jan 2022
Revasum Australia, Inc.	United States of America	100%	100%

Key management personnel

The following persons were identified as key management personnel of Revasum during the fiscal period ended 1 Jan 2023:

Kevin Landis	Chairman & Non-Executive Director
Ryan Benton	Independent Non-Executive Director
Paul Mirabelle	Independent Non-Executive Director
Rebecca Shooter-Dodd	President and CEO & Executive Director	Resigned 23 May 2022
Scott Jewler	President and CEO	Appointed 25 July 2022

Compensation

The compensation paid to directors and key management personnel for the fiscal year ended 1 Jan 2023 is as follows:

	Base Salary	Cash		Directors’	Total	Total
	(Gross)	Bonus	401 (K)	Fees	1 Jan 2023	2 Jan 2022
	$	$	$	$	$	$
Kevin Landis	-	-	-	-	-	-
Ryan Benton	-	-	-	60,000	60,000	60,000
Paul Mirabelle	-	-	-	60,000	60,000	60,000
Vivek Rao	-	-	-	-	-	45,000
Rebecca Shooter-Dodd	138,462	60,000	-	-	198,462	259,039
Scott Jewler	123,108	-	-	-	123,108	-
	261,570	60,000	-	120,000	441,570	424,039

Share options granted to directors and other key management personnel during the fiscal year:

	Class of underlying shares	1 Jan 2023 Number	2 Jan 2022 Number
Rebecca Shooter-Dodd	Common Stock	-	500,000
Kevin Landis	Common Stock	-
Ryan Benton	Common Stock	-
Paul Mirabelle	Common Stock	-	200,000
Vivek Rao	Common Stock	-	200,000
Scott Jewler	Common Stock	-
		-	900,000

Transactions with related parties

Receivable from and payable to related parties

There were no trade receivables from or trade payables to related parties at the current and previous reporting dates.

Loans to and from related parties

On the 14th of November 2022 the Company entered into a Note Purchase Agreement with its major shareholder, Firsthand Technology Opportunities Fund. Under the agreement, Revasum issued a US$750,000 Promissory Note to Firsthand to provide additional working capital for the Company while it looks at longer term financing options. The promissory note is unsecured and subordinated to the Company’s existing lender, SQN. The loan attracts an interest rate of 8.75% per annum. As at the year end date, US$759,479 was owed to Firsthand Technology Opportunities Fund.

There were no other loans to or from related parties at the current and previous reporting dates.

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

NOTE 21. RELATED PARTY TRANSACTIONS (CONTINUED)

Financial instrument balances held with related parties

Related party name	Nature of related party relationship	Financial instrument type	Number of instruments held 1 Jan 2023	Number of instruments held 2 Jan 2022
Firsthand Funds	Nominee director	Common stock	69,361,889	69,361,889
Ryan Benton	Director	Common stock	600,088	600,088
Paul Mirabelle	Director	Common stock	38,572	38,572
			70,000,549	70,000,549

Share options and Restricted Stock Units held by related parties

Related party name	Nature of related party relationship	Financial instrument type	Number of instruments held 1 Jan 2023		Number of instruments held 2 Jan 2022
Ryan Benton	Director	Stock Options	1,965,000		1,965,000
Ryan Benton	Director	RSUs	81,405		81,405
Paul Mirabelle	Director	Stock Options	275,000		275,000
Rebecca Shooter-Dodd	CEO & Director	Stock Options	-	*	1,574,960
			2,321,405		3,896,365

*Instruments were not disposed of but are no longer disclosed due to Miss. Shooter-Dodd ceasing to be a KMP and related party following her resignation on 23 May 2022.

NOTE 22. EVENTS AFTER THE REPORTING PERIOD

On 8 February 2023, the Company entered into a non-binding term sheet with SQN Venture Partners LLC and Firsthand Capital Management, setting out the terms upon which Firsthand agrees to invest up to an additional US$2.0 million and the parties agree to amend the Note and Security Agreement between SQN and Revasum in relation to the current growth capital facility. In conjunction with this, SQN agreed to waive all existing defaults under the growth capital facility, extend the interest only period and return the interest payable to the pre-default interest rate.

On 27 February 2023, the Company entered into an additional note purchase agreement with its major shareholder, Firsthand Technology Opportunities Fund to secure additional bridge financing for the Company on the same terms as the promissory note issued in November 2022 (see Note 16). Under the Note Purchase Agreement, the Company will issue a US$250,000 promissory note to Firsthand. The promissory note is unsecured and subordinated to SQN’s Growth Capital Facility.

No other matter or circumstance has arisen since 1 January 2023 that has significantly affected, or may significantly affect the Group’s operations, the results of those operations, or the Group’s state of affairs in future fiscal years.

NOTE 23. FINANCIAL RISK MANAGEMENT

The Group’s activities expose it to a variety of financial risks: market risk (including foreign exchange risk, price risk and interest rate risk), credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the financial performance of the Group. The Group uses different methods to measure different types of risk to which it is exposed. These methods include sensitivity analysis in the case of interest rate and other price risks, ageing analysis for credit risk and liquidity risk.

Risk management is carried out by senior finance executives (“Finance”). Risk management includes identification and analysis of the risk exposure of the Group and appropriate procedures, controls and risk limits. Finance identifies, evaluates and hedges financial risks within the Group’s operating units. Finance reports to the Board on a quarterly basis.

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

NOTE 23. FINANCIAL RISK MANAGEMENT (CONTINUED)

The Group financial instruments consist mainly of deposits with banks, accounts receivables and payables, financial liabilities, and borrowings. The directors consider that the fair value of financial assets and liabilities approximates their carrying amounts.

(in thousands)

	1 Jan 2023	2 Jan 2022
Financial assets
Cash and cash equivalents	$917	$4,311
Trade and other receivables	2,036	1,750
	$2,953	$6,061
Financial liabilities
Trade and other payables	2,008	2,530
Customer deposits	1,759	2,055
Lease liabilities	751	1,436
Borrowings	4,845	-
	$9,363	$6,021

Liquidity Risk

Liquidity Risk arises from the possibility that the Group may encounter difficulty in settling its debt or otherwise meeting its obligations related to financial liabilities. The Group manages liquidity by monitoring forecast cash flows and ensuring that adequate liquid cash balances are maintained.

The following are the contractual maturities of financial liabilities, including estimated interest payments and excluding the impact of netting agreements (in thousands):

1 Jan 2023	Less than 6 months		6 to 12 months	Betwen 1 and 2 years	Total contractual cashflow
Trade and other payables	$2,008		$-	$-	$2,008
Customer deposits	1,759		-	-	1,759
Lease liabilities	403		348	-	751
Borrowings	5,750		-	-	5,750
	$9,920	[1]	$348	$-	$10,268

2 Jan 2022	Less than 6 months	6 to 12 months	Betwen 1 and 2 years	Total contractual cashflow
Trade and other payables	$2,530	$-	$-	$2,530
Customer deposits	2,055	-	-	2,055
Lease liabilities	354	354	728	1,436
Borrowings	-	-	-	-
	$4,939	$354	$728	$6,021

1.	Borrowings are disclosed as less than 6 months as the loan facility was in breach at the reporting date.

Credit Risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Group’s cash and cash equivalents and receivables from customers (refer to Note 6 or further disclosure on this matter).

Cash and cash equivalents

The Group limits its exposure to credit risk by only investing in liquid securities and only with counterparties that have an acceptable credit rating.

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

NOTE 23. FINANCIAL RISK MANAGEMENT (CONTINUED)

Trade and other receivables

The Group operates primarily in developing, manufacturing and selling a portfolio of semiconductor processing equipment and has trade receivables. There is risk that these receivables may not be recovered, and the Group monitors its receivables balances and collections on a monthly basis to mitigate any risk. The Group monitors the expected credit loss model and values trade and other receivables accordingly.

Currency Risk

The Group is exposed to fluctuations in foreign currencies arising from the purchase of goods and services in currencies other than the transacting entity’s functional currency.

NOTE 24. OPERATING SEGMENTS

For operating purposes, the Group is organized into one main operating segment, focused on the technological design, development, manufacture and sale of semiconductor processing equipment.

All the activities of the Group are interrelated, and each activity is dependent on the others. Accordingly, all significant operating disclosures are based upon analysis of the Group as one segment. The financial results from this segment are equivalent to the financial statements of the Group as a whole.

Geographically, the Group has the following revenue information based on the location of its customers (in thousands):

	1 Jan 2023	2 Jan 2022
North America	$6,511	$6,269
Asia	2,141	2,923
Europe	6,097	4,518
	$14,749	$13,710

The following customers accounted for more than 10% of revenues:

Customer A	39%	21%
Customer B	11%	18%
Customer C	7%	11%
	57%	50%

NOTE 25. CONTINGENT LIABILITIES AND CONTINGENT ASSETS

The Group has no other material contingent liabilities or contingent assets as at 1 January 2023 (2 January 2022: $Nil).

NOTE 26. AUDITOR’S REMUNERATION

During the fiscal year, the following fees were paid or payable for audit services provided by BDO:

	1 Jan 2023	2 Jan 2022
Audit services
Audit or review of financial statements – BDO Audit Pty Ltd	$159,322	$148,610
	$159,322	$148,610

Revasum, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL PERIOD ENDED 1 JANUARY 2023

NOTE 27: PARENT ENTITY INFORMATION

(in thousands)
	Note	1 Jan 2023	2 Jan 2022
Current assets		$13,721	$15,419
Non-current assets		4,405	7,123
Total assets		$18,126	$22,542
Current liabilities		10,134	5,991
Non-Current liabilities		-	728
Total liabilities		$10,134	$6,719
Net Assets		$7,994	$15,823

Contributed equity	17	$49,996	$49,996
Reserves	19	1,536	434
Accumulated losses		(43,540)	(34,607)
Total shareholders’ equity		$7,992	$15,823

Loss of the parent entity		$(8,933)	$(1,965)
Total comprehensive loss of the parent entity		$(8,933)	$(1,965)

Guarantees entered into by the parent entity

No guarantees have been entered into by the parent entity during the period ending 1 January 2023 or the period ending 2 January 2022.

Commitments and contingent liabilities of the parent entity

See Note 25 for details on contingent liabilities of the parent entity.

Revasum, Inc.

DIRECTORS’ DECLARATION FOR THE FISCAL YEAR ENDED 1 JANUARY 2023

In accordance with a resolution of the directors of Revasum, Inc., the directors of the Company declare that:

1.	The financial statements and notes thereto, are in accordance with Australian Accounting Standards;

2.	The financial statements and notes thereto, give a true and fair view of the Group’s financial position as at 1 January 2023 and of the performance for the period ended on that date; and

3.	In the directors’ opinion there are reasonable grounds to believe that Revasum, Inc. will be able to pay its debts as and when they become due and payable.

On behalf of the directors

Kevin Landis

Chairman and Non-Executive Director 1 March 2023

San Jose, California, USA

Revasum, Inc.

Tel: +61 2 9251 4100 Fax: +61 2 9240 9821 www.bdo.com.au	Level 11, 1 Margaret St Sydney NSW 2000 Australia

INDEPENDENT AUDITOR'S REPORT

To the members of Revasum, Inc.

Report on the Audit of the Financial Report

Opinion

We have audited the financial report of Revasum, Inc. (the Company) and its subsidiaries (the Group), which comprises the consolidated statement of financial position as at 1 January 2023, the consolidated statement of profit or loss and other comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash flows for the year then ended, and notes to the financial report, including a summary of significant accounting policies and the directors’ declaration.

In our opinion the accompanying financial report of the Group:

(i)	Gives a true and fair view of the Group’s financial position as at 1 January 2023 and of its financial performance for the year ended on that date; and

(ii)	Complies with Australian Accounting Standards.

Basis for opinion

We conducted our audit in accordance with Australian Auditing Standards. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the Financial Report section of our report. We are independent of the Group in accordance with the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (including Independence Standards) (the Code) that are relevant to our audit of the financial report in Australia. We have also fulfilled our other ethical responsibilities in accordance with the Code.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Material uncertainty related to going concern

We draw attention to Note 1 in the financial report which describes the events and/or conditions which give rise to the existence of a material uncertainty that may cast significant doubt about the Group’s ability to continue as a going concern and therefore the Group may be unable to realise its assets and discharge its liabilities in the normal course of business. Our opinion is not modified in respect of this matter.

BDO Audit Pty Ltd ABN 33 134 022 870 is a member of a national association of independent entities which are all members of BDO Australia Ltd ABN 77 050 110 275, an Australian company limited by guarantee. BDO Audit Pty Ltd and BDO Australia Ltd are members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent mem ber firms. Liability limited by a scheme approved under Professional Standards Legislation.

Revasum, Inc.

Key audit matters

Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the financial report of the current period. These matters were addressed in the context of our audit of the financial report as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. In addition to the matter described in the Material uncertainty related to going concern section, we have determined the matters described below to be the key audit matters to be communicated in our report.

Revenue Recognition

Key audit matter	How the matter was addressed in our audit

As disclosed in the revenue recognition accounting policy in Note 2, the Group’s revenue is derived primarily from the sale of systems and spare parts. In accordance with Australian Accounting Standard AASB 15: Revenue from Contracts with Customers (‘AASB 15’) the Group users a five step model to recognise revenue. A number of estimates and judgements are made by management in order to determine the point at which performance obligations are met and when revenue can be recognised.

Additionally, the recognition of revenue is a key performance indicator to the users of the financial statements and as such is of high interest to stakeholders.

Due to these factors and the overall significance of revenue to the Group as a key performance indicator, we considered revenue to be a key audit matter.

To determine whether revenue was appropriately accounted for and disclosed within the financial statements, we undertook, amongst others, the following audit procedures:

●    Critically evaluated the revenue recognition policies for all material sources of revenue and from our detailed testing performed below, ensured that revenue was being recognised appropriately, in line with AASB 15: Revenue from Contracts with Customers.

●    Performed substantive analytical procedures over service, spare parts and other revenues in comparison to prior periods, budget and our expectations.

●    Substantively tested a sample of revenue transactions throughout the financial period and evaluated whether performance obligations (shipment and installation) had been met and revenue recognised in the correct period.

●    Performed detailed cut-off testing to ensure that revenue transactions around the year end had been recorded in the correct period

Other information

The directors are responsible for the other information. The other information comprises the information in the Group’s annual report for the year ended 1 January 2023 but does not include the financial report and the auditor’s report thereon.

Our opinion on the financial report does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial report, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial report or our knowledge obtained in the audit or otherwise appears to be materially misstated.

Revasum, Inc.

If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of the directors for the Financial Report

The directors of the Company are responsible for the preparation and fair presentation of the financial report in accordance with Australian Accounting Standards and for such internal control as the directors determine is necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error.

In preparing the financial report, the directors are responsible for assessing the ability of the Group to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Auditor’s responsibilities for the audit of the Financial Report

Our objectives are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial report.

A further description of our responsibilities for the audit of the financial report is located at the Auditing and Assurance Standards Board website (http://www.auasb.gov.au/Home.aspx) at:

https://www.auasb.gov.au/admin/file/content102/c3/ar1_2020.pdf

This description forms part of our auditor’s report.

BDO Audit Pty Ltd

Martin Coyle

Director

Sydney, 1 March

Revasum, Inc.

ADDITIONAL SHAREHOLDER INFORMATION

SHAREHOLDER INFORMATION AS AT 8  FEBRUARY 2023

Shareholder Information required by the ASX Listing Rules and not disclosed elsewhere in the Report is set out below.

In accordance with the 4th edition of the ASX Corporate Governance Council’s Principles and Recommendations, the 2022 Corporate Governance Statement, as approved by the Board, is available on the Company’s website at: www.investors.revasum.com/investor-centre/. The Corporate Governance Statement sets out the extent to which Revasum has followed the ASX Corporate Governance Council’s Recommendations during the 2022 financial year.

The information in this section is current as at 8 February 2023 unless otherwise indicated.

The Company has issued a total of 106,267,204 Shares of common stock (Shares) which equates to 106,267,204 Chess Depository Receipts (CDIs). 1 CDI represents the beneficial interest in 1 Share. As at the date of this report, 105,019,112 CDIs are issued and held by 943 CDI Holders which represents 105,019,112 Shares. 1,248,092 Shares are held by 9 shareholders who have not elected to hold Company securities in the form of CDIs.

1.	Substantial shareholders

The number of CDIs held by substantial shareholders and their associates as advised to the ASX are set out below, assuming all shares of common stock are held as CDIs:

Name	Number Shares	Number CDIs	%
Firsthand Venture Investors	54,218,136	54,218,136	51.02
Firsthand Technology Opportunities Fund	15,413,753	-	14.50

2.	Number of security holders and securities on issue

Revasum has issued the following securities:

(a)	1,248,092 fully paid ordinary shares held by 9 shareholders;
(b)	105,019,112 CDIs held by 943 CDI holders;
(c)	5,327,945 unquoted options held by 17 option holders; and
(d)	81,405 unquoted restricted stock units held by 1 restricted stock unit holders.

Details of the Top 20  Shareholders are set out in section 6 below.

3.	Voting rights

Ordinary shares

At a meeting of the Company’s stockholders, every stockholder present, in person or by proxy is entitled to one vote for each share held on the record date for the meeting on all matters submitted to a vote of stockholders.

CDIs

CDI holders will be entitled to one vote for every one CDI they hold on the record date for the meeting on all matters submitted to a vote of stockholders.

Options

Option holders do not have any voting rights on the options held by them.

Restricted stock units

Restricted stock unit holders do not have any voting rights on the restricted stock units held by them.

Revasum, Inc.

ADDITIONAL SHAREHOLDER INFORMATION

4.	Distribution of security holders

Category			Fully Paid Shares of Common Stock
			Total Shareholders	Number of Shares	%
1	-	1,000	-	-	-
1,001	-	5,000	-	-	-
5,001	-	10,000	-	-	-
10,001	-	100,000	6	336,974	27.00
100,001	and	over	3	911,118	73.00
Total			9	1,248,092	100.00

Category			Chess Depositary Interests (CDIs)
			Total CDI Holders	Number of CDIs	%
1	-	1,000	138	81,773	0.08
1,001	-	5,000	323	934,335	0.89
5,001	-	10,000	147	1,144,741	1.09
10,001	-	100,000	289	9,514,179	9.06
100,001	and	over	46	93,344,084	88.88
Total			943	105,019,112	100.00

Category			Unquoted Options
			Total Option Holders	Number of Options	%
1	-	1,000	-	-	-
1,001	-	5,000	-	-	-
5,001	-	10,000	-	-	-
10,001	-	100,000	11	532,500	10.00
100,001	and	over	6	4,795,445	90.00
Total			17	5,327,945	100.00

Note that the Unlisted Options as stated above have various exercise prices and expiry dates.

Category			Restricted Stock Units
			Total Option Holders	Number of Options	%
1	-	1,000	-	-	-
1,001	-	5,000	-	-	-
5,001	-	10,000	-	-	-
10,001	-	100,000	1	81,405	100.00
100,001	and	over	-	-	-
Total			1	81,405	100.00

5.	Unmarketable parcel of shares and CDIs

The number of securityholders holding less than a marketable parcel of CDIs or Shares of Common Stock (being AU$500) is 309 based on the Company’s closing CDI price of A$0.175, on 8 February 2023.

Revasum, Inc.

ADDITIONAL SHAREHOLDER INFORMATION

6.	Twenty largest shareholders of quoted equity securities

Chess Depositary Interests

Details of the 20 largest CDI Holders by registered CDI holding are as follows.

	Name	No. of CDIs	% of CDIs on issue
1	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	53,620,784	51.06
2	FIRSTHAND TECHNOLOGY OPPORTUNITIES FUND	15,413,753	14.68
3	NATIONAL NOMINEES LIMITED	6,011,194	5.72
4	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED – A/C 2	5,305,095	5.05
5	MR JERAULD CUTINI	1,299,525	1.24
6	BNP PARIBAS NOMINEES PTY LTD	1,112,722	1.06
7	PAT O’CONNOR	793,890	0.76
8	LIBERTY INVESTING PTY LTD	635,000	0.60
9	CASNEY PTY LTD	550,000	0.52
10	BULL EQUITIES PTY LTD	500,000	0.48
11	MRS LIYING LI	468,000	0.45
12	REVEL PTY LTD	450,000	0.43
13	APPWAM PTY LTD	422,207	0.40
14	GILL FAMILY INVESTING PTY LTD	355,000	0.34
15	BRUCAR PTY LTD	352,000	0.34
16	MAARDY MAJA OU	350,000	0.33
17	SATORY PTY LTD	293,794	0.28
18	CITICORP NOMINEES PTY LIMITED	277,100	0.26
19	CAPEL STREET PTY LTD	271,184	0.26
20	J T NOMINEES PTY LTD	269,000	0.26
	Total	88,750,248	84.51
	Balance of register	16,268,864	15.40
	Grand total	105,019,112	100.00

Revasum, Inc.

ADDITIONAL SHAREHOLDER INFORMATION

Fully Paid Ordinary Shares of Common  Stock

Details of the Shareholders by registered shareholding are as follows.

	Name	No. of Shares	%
1	Ryan Benton	600,088	48.08
2	Kevin T Crofton	184,530	14.78
3	Sarah Okada	126,500	10.14
4	Rutgers Chow	92,265	7.39
5	Bill Kalenian	76,500	6.13
6	Riya LLC	75,000	6.00
7	Vivek Rao	46,584	3.73
8	Bryan Allen Benton	46,125	3.70
9	Robert Rhoades	500	0.05
	Total	1,248,092	100.00
	Balance of register	-	-
	Grand total	1,248,092	100.00

7.	Bruce Ray is the Company Secretary appointed under Delaware General Corporation Law.

The Company has not formally appointed an Australian Company Secretary. Mr Jarrod White has been appointed as the Company’s ASX Representative pursuant to ASX Listing Rule 12.6 who is also providing company secretarial services to the Company.

8.	The address and telephone number of the Company’s registered office in Australia; and of its principal administrative office.

The Company’s registered office in the USA is:

C/O Incorporating Services Ltd, 3500 South Dupont Highway, Dover, Delaware 19901 USA

The Company’s Principal place of business is:

825 Buckley Road, San Luis Obispo, CA, 93401 United States. T: +1 (805) 541 6424

The Company’s registered Australian office is:

Company Matters Pty Ltd

Level 12, 680 George Street, Sydney NSW  2000

T: +61 (02) 8280 7355

9.	The address and telephone number of each office at which a register of securities, register of depositary receipts or other facilities for registration of transfers is kept.

Australian Registry

Link Market Services

Level 12, 680 George Street Sydney NSW 2000 Australia T: +61 1300 554 474

United States Registry

American Stock Transfer & Trust Company, LLC 6201, 15th Avenue

Brooklyn, NY 11219

T: +1 (718) 921-8386

Revasum, Inc.

ADDITIONAL SHAREHOLDER INFORMATION

10.	The Company’s Securities are not traded on any other exchange other than the ASX.

11.	Review of operations and activities

A detailed review of operations and activities is reported in the Annual Report for the period ending 1 January 2023.

12.	On market buy-back

There is no current on market buy-back.

13.	Statement regarding use of cash and assets.

During the period between 2 January 2022 and 1 January 2023, the Company has used its cash and assets readily convertible to cash that it had at the time of ASX admission in a way consistent with its business objectives set out in the Prospectus dated 9 November 2018.

14.	Other

Revasum is not subject to Chapters 6, 6A, 6B and 6C of the Corporations Act 2001 (Cth) dealing with the acquisition of its shares (including substantial holdings and takeovers).

Revasum, Inc.